                                    OFFER BY

                                 ADVANTA CORP.
                              TO PURCHASE FOR CASH
               UP TO 7,882,750 SHARES OF ITS CLASS A COMMON STOCK
                              AT $40 PER SHARE NET
                                      AND
              UP TO 12,482,850 SHARES OF ITS CLASS B COMMON STOCK
                              AT $40 PER SHARE NET
                                      AND
                    UP TO 1,078,930 OF ITS DEPOSITARY SHARES
               EACH REPRESENTING ONE ONE-HUNDREDTH INTEREST IN A
        SHARE OF 6 3/4% CONVERTIBLE CLASS B PREFERRED STOCK, SERIES 1995
             (STOCK APPRECIATION INCOME LINKED SECURITIES (SAILS))
                       AT $32.80 PER DEPOSITARY SHARE NET

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW
  YORK CITY TIME, ON FRIDAY, FEBRUARY 20, 1998, UNLESS THE OFFER IS EXTENDED.

     Advanta Corp., a Delaware corporation (the "Company"), hereby invites its stockholders to tender shares of its Class A Common Stock, par value $.01 per share ("Class A Common Stock"), including the associated Class A Purchase Rights (the "Class A Rights" and together with the Class A Common Stock, the "Class A Shares"), and shares of its Class B Common Stock, par value $.01 per share ("Class B Common Stock"), including the associated Class B Purchase Rights (the "Class B Rights" and together with the Class B Common Stock, the "Class B Shares") (the Class A Shares and Class B Shares are hereinafter referred to as the "Common Shares") each at a purchase price, net to the seller in cash of $40 per Common Share (the "Common Stock Purchase Price"), and depositary shares each representing one one-hundredth interest in a share of 6 3/4% Convertible Class B Preferred Stock, Series 1995 (Stock Appreciation Income Linked Securities (SAILS)), par value $0.01 per share (the "SAILS Depositary Shares", and together with the Common Shares, the "Shares") at a purchase price, net to the seller in cash of $32.80 per SAILS Depositary Share (the "SAILS Purchase Price", and together with the Common Stock Purchase Price, the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letters of Transmittal (which together constitute the "Offer"). The Company will, upon the terms and subject to the conditions of the Offer, purchase 7,882,750 Class A Shares (or such lesser number of Class A Shares as are properly tendered and not withdrawn) and 12,482,850 Class B Shares (or such lesser number of Class B Shares as are properly tendered and not withdrawn) and 1,078,930 SAILS Depositary Shares (or such lesser number of SAILS Depositary Shares as are properly tendered and not withdrawn) pursuant to the Offer. The Company will purchase, at the applicable Purchase Price, all Shares properly tendered and not withdrawn on or prior to the Expiration Date (as defined in Section 1) upon the terms and subject to the conditions of the Offer, including provisions relating to proration, conditional tenders and "odd lot" tenders described herein. The Purchase Price will be paid in cash, net to the seller, without interest thereon, with respect to all Shares purchased. All Shares not purchased because of proration and Shares that were conditionally tendered and not accepted for purchase will be returned. The Company reserves the right, in its sole discretion, to purchase more than 7,882,750 Class A Shares, more than 12,482,850 Class B Shares and more than 1,078,930 SAILS Depositary Shares pursuant to the Offer, but has no current intention to do so.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING THE CLOSING OF THE CONTRIBUTION (AS HEREINAFTER DEFINED) PURSUANT TO THE CONTRIBUTION AGREEMENT, DATED AS OF OCTOBER 28, 1997, BETWEEN THE COMPANY AND FLEET FINANCIAL GROUP, INC. SEE SECTION 6.

     The Shares are listed and principally traded on the NASDAQ/National Market System ("NASDAQ/NMS") under the symbols "ADVNA", "ADVNB" and "ADVNZ", respectively. On January 16, 1998, the last full trading day prior to the date of this Offer to Purchase, the closing per Share sales price of the Class A Shares as reported on the NASDAQ/NMS was $28.25, the closing per Share sales price of the Class B Shares as reported on the NASDAQ/NMS was $28.00 and the closing per Share sales price of the SAILS Depositary Shares as reported on the NASDAQ/NMS was $27.50. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT EACH OF ITS DIRECTORS AND EXECUTIVE OFFICERS WHO OWNS SHARES, INCLUDING DENNIS ALTER, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE COMPANY, WILL TENDER SHARES PURSUANT TO THE OFFER, BUT HAS NOT DETERMINED HOW MANY SHARES TO TENDER.
                            ------------------------

                      The Dealer Manager for the Offer is:
                          BT ALEX. BROWN INCORPORATED

January 20, 1998

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the appropriate Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal (the BLUE Letter of Transmittal for the Class A Shares, the YELLOW Letter of Transmittal for the Class B Shares and the PINK Letter of Transmittal for the SAILS Depositary Shares), mail or deliver it and any other required documents to the Depositary, and either mail or deliver the stock certificates for such Shares to the Depositary along with the appropriate Letter of Transmittal or follow the procedure for book-entry delivery set forth in Section 3, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. Stockholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer by the expiration of the Offer must tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letters of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTERS OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION, INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                    SUMMARY

     This general summary is solely for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase.

Purchase Price.............  The Company will purchase shares of its Class A
                             Common Stock and Class B Common Stock each at a purchase price of $40 per Share, net to the seller in cash and will purchase shares of its SAILS Depositary Shares at a purchase price of $32.80 per Share, net to the Seller in cash.

Number of Shares to be
  Purchased................  7,882,750 shares of Class A Common Stock (or such lesser number as are properly tendered and not withdrawn), 12,482,850 shares of Class B Common Stock (or such lesser number as are properly tendered and not withdrawn) and 1,078,930 SAILS Depositary Shares (or such lesser number as are properly tendered and not withdrawn).

How to Tender Shares.......  See Section 3. Call the Information Agent, the
                             Dealer Manager or consult your broker for assistance.

Brokerage Commissions......  None for registered stockholders who tender their
                             Shares directly to the Depositary. Stockholders holding Shares through brokers or other nominees are urged to consult such brokers or other nominees to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or other nominees and not directly to the Depositary.

Stock Transfer Tax.........  None, if payment is made to the registered holder.

Expiration and Proration
Dates......................  Friday, February 20, 1998, at 12:00 Midnight, New
                             York City time, unless extended by the Company.

Payment Date...............  As soon as practicable after the expiration of the
                             Offer.

Position of the Company and
its Directors..............  Neither the Company nor its Board of Directors
                             makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make the decision whether to tender Shares and, if so, how many Shares should be tendered. The Company has been advised that each of its directors and executive officers who owns Shares intends to tender Shares pursuant to the Offer but has not determined how many Shares to tender.

Withdrawal Rights..........  Tendered Shares may be withdrawn at any time until
                             12:00 Midnight, New York City time, on Friday, February 20, 1998 unless the Offer is extended by the Company, and unless previously purchased, after 12:00 Midnight, New York City time, on Tuesday, March 17, 1998. See Section 4.

Odd Lots...................  There will be no proration of Shares of a particular class tendered by any stockholder owning beneficially or of record less than 100 Shares of such class as of the close of business on January 19, 1998 and as of the Expiration Date, if such stockholder tenders all such Shares prior to the Expiration Date and checks the "Odd Lots" box in the applicable Letter of Transmittal. See Section 1.

                               TABLE OF CONTENTS

                                        SECTION                                         PAGE
  ------------------------------------------------------------------------------------  ----
  Introduction........................................................................    1
  1.   Number of Shares; Proration....................................................    4
  2.   Tenders by Owners of Fewer than 100 Shares.....................................    6
  3.   Procedure for Tendering Shares; Conditional Tender of Shares...................    7
  4.   Withdrawal Rights..............................................................   10
  5.   Acceptance for Payment of Shares and Payment of Purchase Price.................   11
  6.   Certain Conditions of the Offer................................................   12
  7.   Price Range of Shares..........................................................   14
  8.   Interest of Directors and Executive Officers; Transactions and
         Arrangements Concerning the Shares...........................................   15
  9.   Source and Amount of Funds.....................................................   17
  10.  Purpose of the Offer; Certain Effects of the Offer.............................   17
  11.  Certain Information About the Company..........................................   18
  12.  Effects of the Offer on the Market for Shares; Registration under the Exchange
    Act...............................................................................   32
  13.  Certain Legal Matters; Regulatory Approvals....................................   32
  14.  Certain Federal Income Tax Consequences........................................   33
  15.  Extension of the Offer; Termination; Amendments................................   37
  16.  Fees and Expenses..............................................................   38
  17.  Miscellaneous..................................................................   38

     THIS OFFER TO PURCHASE CONTAINS CERTAIN "FORWARD LOOKING STATEMENTS" THAT ARE SUBJECT TO RISK AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND PERFORMANCE COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED DEPENDING ON, AMONG OTHER THINGS, CUSTOMER DEMAND FOR THE COMPANY'S SERVICES, COMPETITIVE PRESSURES FROM OTHER PROVIDERS OF MORTGAGE AND OTHER FINANCIAL SERVICES AND THE AMOUNT AND COST OF FINANCING AVAILABLE TO THE COMPANY AND ITS SUBSIDIARIES.

To the Holders of Shares of
  Advanta Corp.:

                                  INTRODUCTION

     Advanta Corp., a Delaware corporation (the "Company"), hereby invites its stockholders to tender shares of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), including the associated Class A Purchase Rights (the "Class A Rights" and together with the Class A Common Stock, the "Class A Shares") issued pursuant to the Rights Agreement (as defined below), and its Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), including the associated Class B Purchase Rights (the "Class B Rights" and together with the Class B Common Stock, the "Class B Shares") (the Class A Shares and Class B Shares are herein referred to as the "Common Shares") issued pursuant to the Rights Agreement, to the Company each at a purchase price of $40 per Common Share (the "Common Stock Purchase Price"), and depositary shares each representing one one-hundredth of a share of its 6 3/4% Convertible Class B Preferred Stock, Series 1995 (Stock Appreciation Income Linked Securities (SAILS)), par value $.01 per share (the "SAILS Depositary Shares" and together with the Common Shares, the "Shares") to the Company at a purchase price of $32.80 per SAILS Depositary Share (the "SAILS Purchase Price" and together with the Common Stock Purchase Price, the "Purchase Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letters of Transmittal (which together constitute the "Offer"). The Company will, upon the terms and subject to the conditions of the Offer, purchase 7,882,750 Class A Shares (or such lesser number of Class A Shares as are properly tendered and not withdrawn), 12,482,850 Class B Shares (or such lesser number of Class B Shares as are properly tendered and not withdrawn) 1,078,930 and SAILS Depositary Shares (or such lesser number of SAILS Depositary Shares as are properly tendered and not withdrawn) pursuant to the Offer. The Company will purchase all Shares properly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1), upon the terms and subject to the conditions of the Offer, including the provisions relating to proration, conditional tenders and "odd lot" tenders described below. The Purchase Price will be paid in cash, net to the seller, without interest thereon, with respect to all Shares purchased. All Shares not purchased because of proration and Shares that were conditionally tendered and not accepted for purchase will be returned. The Company reserves the right, in its sole discretion, to purchase more than 7,882,750 Class A Shares, more than 12,482,850 Class B Shares and more than 1,078,930 SAILS Depositary Shares pursuant to the Offer but has no current intention to do so. See Sections 1 and 15.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING THE CLOSING OF THE CONTRIBUTION (AS DEFINED BELOW). SEE SECTION 6.

     On October 28, 1997, the Company announced that it had entered into a Contribution Agreement (the "Contribution Agreement") with Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet"), pursuant to which each of the Company and certain of its subsidiaries will contribute and transfer (the "Contribution") to a newly formed Rhode Island limited liability company (the "LLC"), and the LLC will accept and assume, substantially all of the assets and liabilities of the Company's consumer credit card business, and each of Fleet and certain of its subsidiaries will contribute and transfer to the LLC, and the LLC will accept and assume, substantially all of the assets and liabilities of Fleet's consumer credit card business. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE CLOSING OF THE CONTRIBUTION (THE "CONTRIBUTION CONDITION"). The Contribution is more fully described in Section 11.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT EACH OF ITS CURRENT DIRECTORS AND EXECUTIVE OFFICERS WHO OWNS SHARES, INCLUDING DENNIS ALTER, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE COMPANY, WILL TENDER SHARES PURSUANT TO THE OFFER BUT HAS NOT DETERMINED HOW MANY SHARES TO TENDER.

     If, prior to the Expiration Date, more than 7,882,750 Class A Shares (or such greater number of Class A Shares as the Company may elect to purchase) are properly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, accept Class A Shares for purchase first from all Odd Lot Owners (as defined in Section 2) who properly tender all their Class A Shares and then on a pro rata basis from all other stockholders whose Class A Shares are properly tendered and not withdrawn. Similarly, if, prior to the Expiration Date, more than 12,482,850 Class B Shares (or such greater number of Class B Shares as the Company may elect to purchase) are properly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, accept Class B Shares for purchase first from all Odd Lot Owners who properly tender all their Class B Shares and then on a pro rata basis from all other stockholders whose Class B Shares are properly tendered and not withdrawn, and if prior to the Expiration Date, more than 1,078,930 SAILS Depositary Shares (or such greater number of SAILS Depositary Shares as the Company may elect to purchase) are properly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, accept SAILS Depositary Shares for purchase first from all Odd Lot Owners who properly tender all their SAILS Depositary Shares and then on a pro rata basis from all other stockholders whose SAILS Depositary Shares are properly tendered and not withdrawn. See Sections 1 and 2. The Company will return all Shares not purchased under the Offer, including Shares not purchased because of proration and Shares that were conditionally tendered and not accepted for purchase. Tendering registered stockholders will not be obligated to pay brokerage fees or commissions, solicitation fees or, subject to Instruction 6 of the Letters of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. Stockholders holding Shares through brokers, banks or other nominees should consult with such institutions to determine if any transaction costs are applicable. In addition, the Company will pay all fees and expenses of BT Alex. Brown Incorporated, which is acting as the Dealer Manager (the "Dealer Manager"), First City Transfer Company, which is acting as the Depositary (the "Depositary"), PNC Bank, N.A., which is acting as the Escrow Agent (the "Escrow Agent"), and D.F. King & Co., Inc., which is acting as the Information Agent (the "Information Agent"), in connection with the Offer. See Section 16.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE APPLICABLE LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 2 AND 14.

     The Company is making the Offer at this time as part of its ongoing repositioning and reorganization program which was initiated in March, 1997. The purpose of the program is to improve the Company's financial strength and enhance values for the Company's stockholders by building upon the historic strength and success of the Company. The Company believes that given the current market price of the Shares and the Company's business, assets and prospects, the purchase of Shares pursuant to the Offer is an attractive investment which will benefit the Company and its remaining stockholders. After considering other alternatives, such as paying a cash dividend, the Board of Directors concluded that the Offer was the preferable alternative for enhancing stockholder value.

     The Offer gives stockholders the opportunity to sell Shares at a price greater than market prices prevailing prior to commencement of the Offer. The Offer also provides stockholders who are considering a sale of all or a portion of their Shares the opportunity to sell those Shares for cash without the usual transaction costs associated with open-market sales. In addition, stockholders owning an aggregate of less than 100 Shares of a class whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but also avoid the applicable odd lot discounts payable on a sale of their Shares in a NASDAQ/NMS transaction. Stockholders who determine not to accept the Offer will obtain a proportionate increase in their equity interest in the Company if any Shares are purchased pursuant to the Offer.

     As of January 8, 1998, there were 18,201,385 Class A Shares outstanding and an additional 63,770 Class A Shares were reserved for issuance upon the exercise of outstanding stock options under the Company's stock option plans (the "Stock Option Plans"). The Company anticipates that options to purchase an aggregate of 63,770 Class A Shares will be exercisable as of the Expiration Date. The 7,882,750 Class A Shares that the Company is offering to purchase represent approximately 43 percent of the Class A Shares outstanding as of January 8, 1998, or approximately 43 percent of the Class A Shares then outstanding on a fully diluted basis. As of January 8, 1998, there were 26,144,481 Class B Shares outstanding and an additional 3,826,070 Class B Shares were reserved for issuance upon the exercise of outstanding stock options under the Company's Stock Option Plans. The Company anticipates that options to purchase an aggregate of 2,779,580 Class B Shares will be exercisable as of the Expiration Date. In addition, there were an additional 2,500,000 Class B Shares reserved for issuance upon the conversion of outstanding SAILS Depositary Shares. The 12,482,850 Class B Shares that the Company is offering to purchase represent approximately 48 percent of the Class B Shares outstanding as of January 8, 1998, or approximately 39 percent of the Class B Shares then outstanding on a fully diluted basis (assuming the exercise of all outstanding options and the conversion of all outstanding SAILS Depositary Shares), or approximately 43 percent of the Class B Shares then outstanding on a fully diluted basis (assuming the exercise of all outstanding options which the Company anticipates would be exercisable as of the Expiration Date and no conversion of any outstanding SAILS Depositary Shares). As of January 8, 1998 there were 2,500,000 SAILS Depositary Shares outstanding, each of which is presently convertible at the option of the holder thereof into 0.8197 of a Class B Share. The 1,078,930 SAILS Depositary Shares that the Company is offering to purchase represent approximately 43 percent of the SAILS Depositary Shares outstanding as of January 8, 1998.

     The Class A Shares are listed and principally traded on the NASDAQ/NMS under the symbol "ADVNA", the Class B Shares are listed and principally traded on the NASDAQ/NMS under the symbol "ADVNB" and the SAILS Depositary Shares are listed and principally traded on the NASDAQ/NMS under the symbol "ADVNZ." On January 16, 1998, the last full trading day prior to the date of this Offer to Purchase, the closing per share sales price as reported on the NASDAQ/NMS of the Class A Shares was $28.25, the Class B Shares was $28.00 and the SAILS Depositary Shares was $27.50. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

     Shares of Common Stock acquired by the Company pursuant to the Offer will be restored to the status of authorized and unissued shares and, therefore, will be available for subsequent issuance by the Company. The shares of 6 3/4% Convertible Class B Preferred Stock, Series 1995 (Stock Appreciation Income Linked Securities (SAILS)) acquired by the Company in connection with its acquisition of SAILS Depositary Shares pursuant to the Offer will be restored to the status of authorized and unissued shares of Class B Preferred Stock, par value $.01 per share, of the Company, without further designation as to series until such shares are once more designated as part of a particular series by the Company's Board of Directors. Except for the issuance of Shares under current employee benefit plans and the Advanta Dividend Reinvestment and Stock Purchase Plan, the Company has no current plans for reissuance of the repurchased Shares.

     Stock Option Plans. Present and former directors and employees who hold options to purchase Common Shares which were granted under the Company's Stock Option Plans and are exercisable as of the Expiration Date may tender such options in lieu of first exercising such options and tendering the underlying Common Shares. Such holders of options for which the underlying Common Shares are accepted for purchase in the Offer will receive in payment thereof the product of the number of Common Shares so accepted for purchase times the amount by which the Common Stock Purchase Price exceeds the exercise price of the applicable option, and the number of Common Shares for which such option is then exercisable will be reduced accordingly. In the event that proration of tendered Shares is required, each separate option grant will be so prorated consistent with the proration of the Common Shares as described in Section 1.

     The Rights. The Company has distributed one Class A Right for each outstanding Class A Share and one Class B Right for each outstanding Class B Share pursuant to the Rights Agreement, dated as of March 14, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agreement"). The Rights are presently attached to all shares of the Common Stock. The Company is not offering any additional consideration for Rights purchased in the Offer. The Rights acquired by the Company pursuant to the Offer will be canceled. Except as set forth above, neither the Contribution nor the Offer will have any effect on the Rights then outstanding.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase 7,882,750 Class A Shares or such lesser number of Class A Shares as are properly tendered on or prior to the Expiration Date (and not properly withdrawn in accordance with Section 4), 12,482,850 Class B Shares or such lesser number of Class B Shares as are properly tendered on or prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) and 1,078,930 SAILS Depositary Shares or such lesser number of SAILS Depositary Shares as are properly tendered on or prior to the Expiration Date (and not properly withdrawn in accordance with Section 4). The term "Expiration Date" means 12:00 Midnight, New York City time, on February 20, 1998, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. See also Section 6. The proration period for the Offer also expires on the Expiration Date.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING THE CONTRIBUTION CONDITION. SEE SECTION 6.

     The Company reserves the right, in its sole discretion, to purchase more than 7,882,750 Class A Shares, more than 12,482,850 Class B Shares or more than 1,078,930 SAILS Depositary Shares pursuant to the Offer but has no current intention to do so. If (a) the Company (i) increases or decreases the price at which Class A Shares, Class B Shares or SAILS Depositary Shares will be purchased, (ii) increases the number of Class A Shares, Class B Shares or SAILS Depositary Shares being sought and any such increase in the number of Shares being sought exceeds 2% of the outstanding Shares of such class, or (iii) decreases the number of Class A Shares, Class B Shares or SAILS Depositary Shares being sought, and (b) the Offer is scheduled to expire less than ten business days from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended for ten business days from and including the date of such notice. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     All Common Shares purchased pursuant to the Offer will be purchased at the Common Stock Purchase Price and all SAILS Depositary Shares purchased pursuant to the Offer will be purchased at the SAILS Purchase Price, paid in cash, net to the seller, without interest thereon. All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration or because they were conditionally tendered and not accepted for purchase, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

     If the number of Class A Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to 7,882,750 (or such greater number as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Common Stock Purchase Price all Class A Shares so tendered and not withdrawn. Similarly, if the number of Class B Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to 12,482,850 (or such greater number as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Common Stock Purchase Price all Class B Shares so tendered and not withdrawn, and if the number of SAILS Depositary Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to 1,078,930 (or such greater number as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the SAILS Purchase Price all SAILS Depositary Shares so tendered and not withdrawn.

     Upon the terms and subject to the conditions of the Offer, if more than 7,882,750 Class A Shares (or such greater number of Class A Shares as the Company elects to purchase) are properly tendered and not withdrawn on or prior to the Expiration Date, the Company will purchase Class A Shares in the following order of priority:

          (a) first, all Class A Shares properly tendered and not withdrawn on or prior to the Expiration Date by any Odd Lot Owner (as defined below) who:

             (1) tenders all Class A Shares beneficially owned by such Odd Lot Owner (partial tenders will not qualify for this preference); and

             (2) completes the box captioned "Odd Lots" on the applicable Letters of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

          (b) then, after purchase of all of the foregoing Class A Shares, subject to the conditional tender provisions described in Section 3, all other Class A Shares properly tendered and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Class A Shares).

     Upon the terms and subject to the conditions of the Offer, if more than 12,482,850 Class B Shares (or such greater number of Class B Shares as the Company elects to purchase) are properly tendered and not withdrawn on or prior to the Expiration Date, the Company will purchase Class B Shares in the following order of priority:

          (a) first, all Class B Shares properly tendered and not withdrawn on or prior to the Expiration Date by any Odd Lot Owner who:

             (1) tenders all Class B Shares beneficially owned by such Odd Lot Owner (partial tenders will not qualify for this preference); and

             (2) completes the box captioned "Odd Lots" on the applicable Letters of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

          (b) then, after purchase of all of the foregoing Class B Shares, subject to the conditional tender provisions described in Section 3, all other Class B Shares properly tendered and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Class B Shares).

     Upon the terms and subject to the conditions of the Offer, if more than 1,078,930 SAILS Depositary Shares (or such greater number of SAILS Depositary Shares as the Company elects to purchase) are properly tendered and not withdrawn on or prior to the Expiration Date, the Company will purchase SAILS Depositary Shares in the following order of priority:

          (a) first, all SAILS Depositary Shares properly tendered and not withdrawn on or prior to the Expiration Date by any Odd Lot Owner who:

             (1) tenders all SAILS Depositary Shares beneficially owned by such Odd Lot Owner (partial tenders will not qualify for this preference); and

             (2) completes the box captioned "Odd Lots" on the applicable Letters of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

          (b) then, after purchase of all of the foregoing SAILS Depositary Shares, subject to the conditional tender provisions described in Section 3, all other SAILS Depositary Shares properly tendered and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional SAILS Depositary Shares).

     In the event that proration of tendered Shares is required, the Company will determine the final proration factor or factors as promptly as practicable after the Expiration Date. Proration for each stockholder tendering Shares other than Odd Lot Owners shall be based on the ratio of the number of Class A Shares, Class B

Shares or SAILS Depositary Shares, as the case may be, tendered by such stockholder and not withdrawn prior to the Expiration Date to the total number of Class A Shares, Class B Shares or SAILS Depositary Shares, as the case may be, tendered by all stockholders other than Odd Lot Owners and not withdrawn prior to the Expiration Date. Although the Company does not expect to be able to announce the final results of such proration or prorations until approximately seven NASDAQ/NMS trading days after the Expiration Date, if proration of tendered Shares is required, because of the difficulty in determining the number of Shares validly tendered (including Shares tendered pursuant to the guaranteed delivery procedure described in Section 3) and not withdrawn prior to the Expiration Date and as a result of the "odd lot" procedure described in Section 2, preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Dealer Manager or the Information Agent and may also be able to obtain such information from their brokers or financial advisors. A "trading day" is any day on which the NASDAQ/NMS is open for business.

     As described in Section 14, the number of Shares that the Company will purchase from a stockholder may affect the Federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares.

2.  TENDERS BY HOLDERS OF FEWER THAN 100 SHARES OF A CLASS.

     The Company, upon the terms and subject to the conditions of the Offer, will accept for payment, without proration, all Shares of a particular class properly tendered and not withdrawn prior to the Expiration Date by or on behalf of stockholders who beneficially own, as of the close of business on January 19, 1998, and continue to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Class A Shares, Class B Shares or SAILS Depositary Shares, as the case may be ("Odd Lot Owners"). See Section 1. To avoid proration, however, an Odd Lot Owner must properly tender all Class A Shares, Class B Shares or SAILS Depositary Shares, as the case may be, that such Odd Lot Owner beneficially owns; partial and conditional tenders will not qualify for this preference. This preference is not available with respect to a particular class to beneficial holders of 100 or more Shares of such class, even if such holders have separate stock certificates for fewer than 100 Shares of such class. Any Odd Lot Owner wishing to tender all Shares of a class beneficially owned by such owner free of proration pursuant to the Offer must complete the section captioned "Odd Lots" in the applicable Letters of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. See Section 3. By accepting the Offer, stockholders owning fewer than 100 Shares of a class would not only avoid the payment of brokerage commissions but would also avoid any applicable odd lot discounts payable on a sale of their Shares of such class in a transaction effected on a securities exchange.

     As of January 8, 1998 there were approximately 419 holders of record of Class A Shares, approximately 855 holders of record of Class B Shares and approximately 5 holders of record of SAILS Depositary Shares. Approximately 199 of the holders of record of Class A Shares held individually fewer than 100 Class A Shares and held in the aggregate approximately 5,046 Class A Shares; approximately 478 of the holders of record of Class B Shares held individually fewer than 100 Class B Shares and held in the aggregate approximately 17,397 Class B Shares; and none of the holders of record of SAILS Depositary Shares held individually fewer than 100 SAILS Depositary Shares. Because of the large number of Shares held in the name of brokers and nominees, the Company is unable to estimate the number of beneficial owners of fewer than 100 Class A Shares, Class B Shares or SAILS Depositary Shares or the aggregate number of Class A Shares, Class B Shares or SAILS Depositary Shares they own. Any stockholder wishing to tender all of such stockholder's Shares of a particular class pursuant to this Section should complete the box captioned "Odd Lots" on the applicable Letters of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

     The Company also reserves the right, but will not be obligated, to purchase all Shares of a particular class validly tendered by any stockholder who tendered all Shares of such class beneficially owned and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares of such class. If the Company exercises this right, it will increase the number of Shares of such class that it is offering to purchase in the Offer by the number of Shares of such class purchased through the exercise of such right.

3.  PROCEDURE FOR TENDERING SHARES; CONDITIONAL TENDER OF SHARES.

     Proper Tender of Shares. For Shares to be properly tendered pursuant to the Offer, either

     (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and any other documents required by the applicable Letter of Transmittal, must be received on or before the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase, and either certificates for such Shares to be tendered must be transmitted to and received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Depositary), in each case by the Expiration Date; or

     (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     Odd Lot Owners who tender all their Shares must complete the section entitled "Odd Lots" in the applicable Letters of Transmittal and, if applicable, on the Notice of Guaranteed Delivery in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 1.

     Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letters of Transmittal (i) if the applicable Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the certificate (which term, for purposes of this Section 3, includes any participant in The Depository Trust Company ("DTC"), whose name appears on a security position listing as the holder of the Shares) tendered therewith, and payment and delivery are to be made directly to such registered holder at such holder's address shown on the records of the Company, or (ii) if Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association Inc. (each such entity being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letters of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or certificates for Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the applicable Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING STOCK CERTIFICATES, THE LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Federal Income Tax Backup Withholding. Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of Federal income tax, or unless the stockholder or other payee provides such person's tax identification number (social security number or employer identification number) and certifies that such number is correct, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a stockholder or other payee pursuant to the Offer. Each tendering stockholder, other than a non-corporate foreign stockholder, should complete and sign the main signature form and the Substitute Form W-9 included as part of the applicable Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, whether or not exempt. See the Letter of Transmittal for further instructions. Foreign stockholders (as defined in Section 14) should generally complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. In the case of any non-corporate foreign stockholder, the Depositary will withhold 30% of the purchase price of Shares purchased from such stockholder in order to satisfy certain additional Federal withholding requirements, unless such foreign stockholder proves in a manner satisfactory to the Company and the Depositary that either: (i) the sale of its Shares pursuant to the Offer will qualify as an "exchange" (rather than as a distribution taxable as a dividend) for Federal income tax purposes (see Section 14), in which case no withholding will be required; or (ii) the non-corporate foreign stockholder is eligible, under a tax treaty, for a reduced rate of withholding, or an exemption from withholding, with respect to dividend income, in which case the Depositary will withhold at the reduced treaty rate or not at all, as the case may be. Each stockholder should consult his or her own tax advisor as to whether such stockholder is subject to or exempt from Federal income tax withholding.

     For a discussion of certain other Federal income tax consequences to tendering stockholders, see Section 14.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), together with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer, and other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. DELIVERY OF THE APPLICABLE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY AND WILL NOT CONSTITUTE A VALID TENDER. The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal and that the Company may enforce such agreement against such participant.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

          (a) such tender is made by or through an Eligible Institution;

          (b) the Depositary receives (by hand, mail, telegram or facsimile transmission), by the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery (with any required signature guarantees) substantially in the form the Company has provided with this Offer to Purchase; and

          (c) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), unless an Agent's Message in connection with book-entry transfer is used, and any other documents required by the applicable Letter of Transmittal, are received by the Depositary within three NASDAQ/NMS trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

     Dividend Reinvestment Plan. Stockholders who participate in the Advanta Dividend Reinvestment and Stock Purchase Plan (the "DRP Plan") and who wish to tender DRP Shares held in their account under the DRP Plan pursuant to the Offer should so indicate by checking the box captioned "Tendered Dividend Reinvestment and Stock Purchase Plan Shares" in the section of the applicable Letter of Transmittal captioned "Description of Shares Tendered" and returning to the Depositary the properly completed and duly executed Letter of Transmittal or facsimile thereof with any required signature guarantees and any other documents required by the applicable Letter of Transmittal. If a participant authorizes the tender of any of such participant's DRP Shares, all such Shares beneficially owned by such participant pursuant to the DRP Plan, including fractional Shares, will be tendered. No partial tenders of DRP Shares will be accepted. In addition, if a participant authorizes the tender of such participant's DRP Shares and such DRP Shares are actually purchased under the terms and subject to the conditions of the Offer, Mellon Bank, N.A. will, as Plan Administrator, reduce the number of Class B Shares in the participant's DRP Plan account by the number of DRP Shares that are actually purchased. Any DRP Shares tendered but not purchased will be returned to the participant's DRP Plan account. In the event of proration with respect to the offer to purchase Class B Shares, Class B Shares other than DRP Shares tendered by a stockholder will be purchased before any DRP Shares tendered by such stockholder unless otherwise indicated on the applicable Letter of Transmittal.

     Order of Priority. In the event that proration of tendered Shares is required, the Company will allow a stockholder who owns Shares beneficially through the Company's Employee Savings Plan (a 401(k) Plan) and/or the DRP Plan to combine, for purposes of proration, such Shares with Shares that are represented by certificates and as to which such stockholder is record holder, and to designate the order in which such Shares should be purchased. The Company will endeavor to purchase Shares in the order indicated on the applicable Letters of Transmittal to the extent practicable. The terms of the Employee Savings Plan and the DRP Plan allow individual participants to elect whether and when the Class B Shares in their respective Plan accounts should be sold.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the form of documents and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares and the Company's interpretation of the terms of the Offer (including the Instructions in the Letters of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Company, the Dealer Manager, the Depositary, the Escrow Agent, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give such notice.

     Rule 14e-4. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person (directly or indirectly) to tender Shares for such person's own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) Shares of the applicable class tendered or (y) other securities immediately convertible into, exercisable, or exchangeable for the number of Shares of the applicable class tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities, and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer as well as the tendering stockholder's representation and warranty that (i) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and (ii) the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representations for purposes of Rule 14e-4.

     Conditional Tender of Shares. Under certain circumstances and subject to the exceptions set forth in Sections 1 and 2, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in Section 14, the number of Shares to be purchased from a particular stockholder might affect the tax treatment of such purchase to such stockholder and such stockholder's decision whether to tender. EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISER. A stockholder may tender Shares of a particular class subject to the condition that a specified minimum number of such holder's Shares of such class tendered pursuant to a Letter of Transmittal or, if applicable, a Notice of Guaranteed Delivery must be purchased if any such Shares so tendered are purchased, and any stockholder desiring to make such a conditional tender must so indicate in the box captioned "Conditional Tender" in such Letter of Transmittal or Notice of Guaranteed Delivery. In order to make a conditional tender, a stockholder must properly tender all Class A Shares, Class B Shares or SAILS Depositary Shares, as the case may be, that such stockholder beneficially owns; partial tenders will not qualify for this option.

     Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate such minimum number of Shares. If the effect of accepting tenders on a pro rata basis would be to reduce the number of Shares to be purchased from any stockholder (tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery) below the minimum number so specified, such tender will automatically be regarded as withdrawn (except as provided in the next paragraph) and all Shares tendered by such stockholder pursuant to such Letter of Transmittal or Notice of Guaranteed Delivery will be returned as promptly as practicable thereafter.

     If conditional tenders, which would otherwise be so regarded as withdrawn, would cause the total number of Class A Shares to be purchased to fall below 7,882,750, the total number of Class B Shares to be purchased to fall below 12,482,850 or the total number of SAILS Depositary Shares to be purchased to fall below 1,078,930, then, to the extent feasible, the Company will select enough of such conditional tenders that would otherwise have been so withdrawn to permit the Company to purchase 7,882,750 Class A Shares (or such greater number of Class A Shares as the Company may elect to purchase), 12,482,850 Class B Shares (or such greater number of Class B Shares as the Company may elect to purchase), or 1,078,930 SAILS Depositary Shares (or such greater number of SAILS Depositary Shares as the Company may elect to purchase), as the case may be. In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the minimum number of Shares designated by the stockholder in the applicable Letter of Transmittal or Notice of Guaranteed Delivery as a condition to such stockholder's tender.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, the tender of Shares pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Company, may also be withdrawn after 12:00 Midnight, New York City time, on March 17, 1998.

     For a withdrawal to be effective, the Depositary must timely receive (at its address set forth on the back cover of this Offer to Purchase) a written or facsimile transmission notice of withdrawal. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and, if different from that of the person who tendered such Shares, the name of the registered owner of such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Dealer Manager, the Depositary, the Escrow Agent, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give such notice. Any Shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. Withdrawals of Shares may not be rescinded and any Shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn Shares are properly retendered on or before the Expiration Date by again following one of the procedures described in Section 3.

     If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

5.  ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) and pay for Shares properly tendered and not withdrawn as permitted in Section 4, as promptly as practicable after the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased), subject to the proration and conditional tender provisions of the Offer, Shares which are properly tendered and not withdrawn when, as and if the Company gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and pay the per Share Common Stock Purchase Price for 7,882,750 Class A Shares (subject to increase or decrease as provided in Section 1 and Section 15) or such lesser number of Class A Shares as are properly tendered (and not withdrawn as permitted in Section 4) and 12,432,850 Class B Shares (subject to increase or decrease as provided in Section 1 and Section 15) or such lesser number of Class B Shares as are properly tendered (and not withdrawn as permitted in Section 4), as promptly as practicable after the Expiration Date and will accept for payment and pay the per Share SAILS Purchase Price for 1,078,930 SAILS Depositary Shares (subject to increase or decrease as provided in Section 1 and Section 15) or such lesser number of SAILS Depositary Shares as are properly tendered (and not withdrawn as permitted in Section 4), as promptly as practicable after the Expiration Date.

     In the event of proration, the Company will determine the applicable proration factor and pay for those tendered Shares accepted for payment as promptly as practicable after the Expiration Date. The Company, however, does not expect to be able to announce the final results of any such proration until approximately seven NASDAQ/NMS trading days after the Expiration Date. Certificates for all Shares not purchased, including all Shares not purchased due to proration and Shares that were conditionally tendered and not accepted will be returned to the tendering stockholders (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with DTC by the participant therein who so delivered such Shares) as promptly as practicable after the Expiration Date or termination of the Offer without expense to the tendering stockholder.

     Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Escrow Agent, which will thereafter transfer such Purchase Price to the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation by DTC of book-entry transfer of such Shares to the Depositary), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and other required documents. Under no circumstances will the Company pay interest on the Purchase Price regardless of any delay in making such payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See
Section 6.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that (i) if payment of the Purchase Price is to be made to, or (ii) (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered owner, or if tendered certificates are registered in the name of any person other than the person signing the applicable Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered owner or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 6 of the Letters of Transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE APPLICABLE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, FORM W-8 WHICH MAY BE OBTAINED FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3.

6.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Company's right to extend or amend the Offer at any time in its sole discretion, the Company shall not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer or may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) the acceptance for payment of, and payment for, Shares tendered if (i) the Contribution Condition shall not have been satisfied, or
(ii) at any time on or after January 20, 1998, and before acceptance for payment or payment for any such Shares, any of the following shall have occurred (or shall have been determined in the judgment of the Company to have occurred) and, in the Company's sole judgment, in any such case and regardless of the circumstances (including any action or omission to act by the Company) giving rise to such circumstance, such event makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, or before any court or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which, directly or indirectly: (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or (ii) in the Company's sole judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company; or

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, issued or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any government or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which, in the Company's sole judgment, would or might directly or indirectly: (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries; or

          (c) there shall have occurred: (i) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares; (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the Company's sole judgment, have a material adverse effect on the Company's business, condition (financial or other), income, operations or prospects or the trading in the Shares; (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof; or (viii) any decline in either the Dow Jones Industrial Average (7753.55 at the close of business on January 16, 1998) or the Standard and Poor's Index of 500 Industrial Companies (961.51 at the close of business on January 16, 1998) by an amount in excess of 10 percent measured from the close of business on January 16, 1998; or

          (d) any change shall occur or be threatened in the business, condition (financial or other), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, which, in the Company's sole judgment, is or may be materially adverse to the Company or any of its subsidiaries or any other event shall have occurred which, in the Company's sole judgment, materially impairs the contemplated benefits of the Offer to the Company; or

          (e) any tender or exchange offer with respect to some or all of the Shares (other than the Offer), or any merger, business combination or acquisition proposal, disposition of assets (other than in the ordinary course of business) or other similar transaction with or involving the Company or any subsidiary of the Company (other than the Contribution), shall have been proposed, announced or made by any person or entity; or

          (f) (i) any person, entity, or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Class A Shares or Class B Shares (other than any such person, entity or group which had publicly disclosed such ownership in a Schedule 13D or Schedule 13G (or an amendment thereto) on file with the Securities and Exchange Commission (the "Commission") prior to January 20, 1998); (ii) any such person, entity, or group who had filed a Schedule 13D or Schedule 13G with the Commission prior to January 20, 1998 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Class A Shares or Class B Shares; (iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding Class A Shares or Class B Shares (options for and other rights to acquire Shares which are acquired or proposed to be acquired being deemed for purposes of this clause (f) to be immediately exercisable or convertible); or (iv) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities other than pursuant to the Contribution.

     The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described in this Section 6 and any related judgment by the Company regarding the inadvisability of proceeding with the acceptance for payment or payment for any tendered Shares shall be final and shall be binding on all parties.

7.  PRICE RANGE OF SHARES.

     The Class A Shares are listed and principally traded on the NASDAQ/NMS under the symbol "ADVNA." The following table sets forth for the calendar quarter periods indicated the high and low sales prices per Class A Share on the NASDAQ/NMS as compiled from published financial sources:

                                                                                  DIVIDENDS
                                                                                  DECLARED
                                                         HIGH       LOW       PER CLASS A SHARE
                                                        ------     ------     -----------------
    Calendar 1995:
      1st Quarter.....................................  $34.75     $25.50          $  0.067
      2nd Quarter.....................................   42.50      33.00             0.067
      3rd Quarter.....................................   46.25      39.50             0.067
      4th Quarter.....................................   48.88      37.50             0.09
    Calendar 1996:
      1st Quarter.....................................  $53.50     $34.75          $  0.09
      2nd Quarter.....................................   58.25      46.50             0.09
      3rd Quarter.....................................   53.00      41.00             0.09
      4th Quarter.....................................   50.00      40.00             0.11
    Calendar 1997:
      1st Quarter.....................................  $53.25     $26.88          $  0.11
      2nd Quarter.....................................   36.75      20.31             0.11
      3rd Quarter.....................................   36.69      28.06             0.11
      4th Quarter.....................................   38.50      24.75             0.11
    Calendar 1998:
    1st Quarter (through January 16, 1998)............  $28.38     $26.81            --

     On January 16, 1998, the last trading day prior to the date of this Offer to Purchase, the closing per Class A Share sales price as reported on the NASDAQ/NMS was $28.25. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE CLASS A SHARES.

     The Class B Shares are listed and principally traded on the NASDAQ/NMS under the symbol "ADVNB." The following table sets forth for the calendar quarter periods indicated the high and low sales prices per Class B Share on the NASDAQ/NMS as compiled from published financial sources:

                                                                                  DIVIDENDS
                                                                                  DECLARED
                                                         HIGH       LOW       PER CLASS B SHARE
                                                        ------     ------     -----------------
    Calendar 1995:
      1st Quarter.....................................  $32.25     $24.50          $  0.08
      2nd Quarter.....................................   38.75      30.75             0.08
      3rd Quarter.....................................   42.50      36.00             0.08
      4th Quarter.....................................   45.00      35.13             0.108
    Calendar 1996:
      1st Quarter.....................................  $49.25     $33.75          $  0.108
      2nd Quarter.....................................   52.50      43.50             0.108
      3rd Quarter.....................................   48.25      39.75             0.108
      4th Quarter.....................................   48.50      38.25             0.132
    Calendar 1997:
      1st Quarter.....................................  $51.56     $25.88          $  0.132
      2nd Quarter.....................................   35.69      19.50             0.132
      3rd Quarter.....................................   35.63      26.50             0.132
      4th Quarter.....................................   37.50      24.00             0.132
    Calendar 1998:
    1st Quarter (through January 16, 1998)............  $28.00     $25.63            --

     On January 16, 1998, the last trading day prior to the date of this Offer to Purchase, the closing per Class B Share sales price as reported on the NASDAQ/NMS was $28.00. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE CLASS B SHARES.

     The SAILS Depositary Shares are listed and principally traded on the NASDAQ/NMS under the symbol "ADVNZ." The following table sets forth for the calendar quarter periods indicated the high and low sales prices per SAILS Depositary Share on the NASDAQ/NMS as compiled from published financial sources:

                                                                                  DIVIDENDS
                                                                                   DECLARED
                                                                                  PER SAILS
                                                          HIGH       LOW       DEPOSITARY SHARE
                                                         ------     ------     ----------------
    Calendar 1995:
      3rd Quarter......................................  $43.00     $37.13
      4th Quarter......................................   44.00      36.63        $ 0.797813
    Calendar 1996:
      1st Quarter......................................  $46.75     $36.25        $ 0.624375
      2nd Quarter......................................   49.25      42.50          0.624375
      3rd Quarter......................................   47.00      39.13          0.624375
      4th Quarter......................................   45.75      38.00          0.624375
    Calendar 1997:
      1st Quarter......................................  $49.50     $28.50        $ 0.624375
      2nd Quarter......................................   35.75      22.00          0.624375
      3rd Quarter......................................   37.00      29.75          0.624375
      4th Quarter......................................   37.50      25.00          0.624375
    Calendar 1998:
      1st Quarter (through January 16, 1998)...........  $28.75     $26.00                --

     On January 16, 1998, the last trading day prior to the date of this Offer to Purchase, the closing per SAILS Depositary Share sales price as reported on the NASDAQ/NMS was $27.50. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SAILS DEPOSITARY SHARES.

     The Company has paid regular cash dividends to holders of Common Stock since the first quarter of 1990. The amount and frequency of dividends in the future will depend on circumstances existing at the time. Under the terms of the SAILS Depositary Shares, holders of SAILS Depositary Shares are entitled to receive annual cumulative dividends at a rate of $2.4975 per SAILS Depositary Share per annum, payable quarterly in arrears on each December 15, March 15, June 15 and September 15 or, if any such date is not a business day, on the next succeeding business day.

8. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

     As of January 8, 1998, there were 18,201,385 Class A Shares outstanding and an additional 63,770 Class A Shares were reserved for issuance upon the exercise of outstanding stock options under the Company's Stock Option Plans. The Company anticipates that options to purchase an aggregate of 63,770 Class A Shares will be exercisable as of the Expiration Date. The 7,882,750 Class A Shares that the Company is offering to purchase represent approximately 43 percent of the Class A Shares outstanding as of January 8, 1998, or approximately 43 percent of the Class A Shares then outstanding on a fully diluted basis. As of January 8, 1998, there were 26,144,481 Class B Shares outstanding and an additional 3,826,070 Class B Shares were reserved for issuance upon the exercise of outstanding stock options under the Company's Stock Option Plans. The Company anticipates that options to purchase an aggregate of 2,779,580 Class B Shares will be exercisable as of the Expiration Date. In addition, there were an additional 2,500,000 Class B Shares reserved for issuance upon the conversion of outstanding SAILS Depositary Shares. The 12,482,850 Class B Shares that the Company is offering to purchase represent approximately 48 percent of the Class B Shares outstanding as of January 8, 1998, or approximately 39 percent of the Class B Shares then outstanding on a fully diluted basis (assuming the exercise of all outstanding options and the conversion of all outstanding SAILS Depositary Shares), or approximately 43 percent of the Class B Shares then outstanding on a fully diluted basis (assuming the exercise of all outstanding options which the Company anticipates would be exercisable as of the Expiration Date and no conversion of any outstanding SAILS Depositary Shares). As of January 8, 1998 there were 2,500,000 SAILS Depositary Shares outstanding, each of which is presently convertible at the option of the holder thereof into 0.8197 of a Class B Share. The 1,078,930 SAILS

Depositary Shares that the Company is offering to purchase represent approximately 43% percent of the SAILS Depositary Shares outstanding as of January 8, 1998.

     As of January 8, 1998, all of the Company's current directors and executive officers as a group beneficially owned an aggregate of 5,034,411 Class A Shares, representing approximately 28 percent of the then outstanding Class A Shares, or approximately 28 percent of the Class A Shares then outstanding on a fully diluted basis and an aggregate of 3,996,887 Class B Shares, representing approximately 15 percent of the then outstanding Class B Shares, or approximately 12 percent of the Class B Shares then outstanding on a fully diluted basis (assuming the exercise of all then outstanding options and the conversion of all outstanding SAILS Depositary Shares). As of January 8, 1998, Dennis Alter, Chairman and Chief Executive Officer of the Company beneficially owned 4,868,854 Class A Shares and 2,687,922 Class B Shares (excluding 499,465 Class A Shares, 357,885 Class B Shares and 1,010 shares of the Company's Class A Preferred Stock owned by the estate of J.R. Alter, the father of Dennis Alter, and 75,000 Class A Shares and Class B Shares owned by Helen Alter, the mother of Dennis Alter and including (i) presently exercisable options to purchase 337,500 Class B Shares and (ii) an aggregate of 1,468,286 Class A Shares and 347,794 Class B Shares held by Mr. Alter's wife and various trusts as to which Mr. Alter disclaims beneficial ownership) representing approximately 27 percent of the outstanding Class A Shares and 10 percent of the outstanding Class B Shares. The Company has been advised that each of its current directors and executive officers who owns Shares will tender Shares pursuant to the Offer but has not determined how many Shares to tender.

     In connection with the Transaction, the Board of Directors of the Company agreed that, prior to the Expiration Date, approximately 43% of the then non-exercisable portion of stock options granted under the Company Stock Option Plans and held by current and former employees, officers and directors of the Company will be accelerated.

     Present and former directors, officers and employees who hold options to purchase Common Shares which were granted under the Company Stock Option Plans and are exercisable as of the Expiration Date may tender such options in lieu of first exercising such options and tendering the underlying Common Shares. Such holders of options for which the underlying Common Shares are accepted for purchase in the Offer will receive in payment thereof the product of the number of Common Shares so accepted for purchase times the amount by which the Common Stock Purchase Price exceeds the exercise price of the applicable option, and the number of Common Shares for which such option is then exercisable will be reduced accordingly. In the event that proration of tendered Shares is required, each separate option grant will be so prorated consistent with the proration of the Common Shares as described in Section 1.

     The Board of Directors of the Company has agreed that, following the consummation of the Offer, the Company will exchange rights (the "Substitute Rights") for previously granted options for certain current directors of the Company, in order to facilitate such directors receiving sale rather than dividend treatment for Common Shares sold in the Offer. Each of the Substitute Rights will replace then outstanding options granted under the Company's Stock Option Plans (the "Canceled Options"), and will have identical terms and conditions as the Canceled Options, which will be canceled when exchanged. Each Substitute Right will result in a cash payment at the time the Substitute Right is exercised. The cash payment for each Substitute Right will equal the product of the number of Common Shares subject to the related Canceled Option times the excess, if any, of the fair market value of the applicable class of Common Shares at the time of exercise of the Substitute Right over the exercise price of the related Canceled Option. All other terms and conditions otherwise applicable to the Canceled Options will be applicable to the Substitute Rights.

     As a result of the Transaction, certain provisions of the employment agreement of William A. Rosoff, Vice Chairman of the Company, relating to restricted Class B Shares previously granted to him will be affected by the Transaction by removing restrictions with respect to 50,000 Class B Shares and certain previously agreed to benefits relating to such Shares.

     On October 28, 1997, Dennis Alter entered into a Voting Agreement with Fleet pursuant to which Mr. Alter agreed, among other things, to vote all of the 3,400,570 Class A Shares beneficially owned by him in favor of a proposal to approve the Contribution at the Company's Special Meeting of Stockholders. Although stockholder approval of the Contribution is not required by Delaware law, the Contribution Agreement provides that the affirmative vote of holders of Company shares representing a majority of the votes which all stockholders are entitled to cast approving the Contribution is a condition to consummation of the Contribution.

     Although the Company has no present intention to acquire additional Shares, the Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. However, Rule 13e-4(f)(6) under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

     Neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

     Except as set forth above and except for stock options to purchase Shares granted from time to time to certain employees (including executive officers) and directors of the Company pursuant to the Company's stock option plans, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

9.  SOURCE AND AMOUNT OF FUNDS.

     Assuming that the Company purchases 20,365,600 Common Shares and 1,078,930 SAILS Depositary Shares pursuant to the Offer, the Company expects the aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $850.9 million. All funds so required will be obtained from the Company's available cash and cash equivalents. Such funds represent a portion of the approximately $1.3 billion in cash, cash equivalents and investments which, following the closing of the Contribution, will no longer be required in connection with the Company's consumer credit card business.

10.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     The Company is making the Offer at this time because the Board of Directors of the Company believes that, given the current market price of the Shares and the Company's business, assets and prospects, the purchase of Shares pursuant to the Offer is in the best interests of the Company and its stockholders and that it will enhance stockholder value both in the short term and long term. The Board of Directors also believes that the Company's financial condition and its borrowing capacity afford the Company the opportunity to allow those stockholders desiring to receive cash for a portion of their Shares an opportunity to do so at a price in excess of the recent trading prices for the Shares. After considering other alternatives, such as paying a cash dividend, the Board of Directors concluded that the Offer was the preferable alternative for enhancing stockholder value.

     The Offer gives stockholders the opportunity to sell Shares at prices greater than market prices prevailing prior to announcement of the Offer. The Offer provides stockholders who are considering a sale of all or a portion of their Shares the opportunity, if Shares are purchased pursuant to the Offer, to sell Shares for cash without the usual transaction costs associated with open-market sales. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company if they so desire. Any stockholders owning an aggregate of less than 100 Shares of a particular class whose Shares are purchased pursuant to the Offer not only will avoid any payment of brokerage commissions, but also will avoid any applicable odd lot discounts payable on sales of odd lots in transactions effected on a securities exchange. To the extent that the purchase of Shares in the Offer results in a reduction in the number of stockholders of record, the costs of the Company for services to stockholders may be reduced.

     Stockholders who retain Shares following the consummation of the Offer will realize an increase in their percentage ownership interest in the Company and, thus, in the Company's future earnings and assets. Because of the smaller number of Shares outstanding after consummation of the Offer, if Shares are purchased by the Company pursuant to the Offer, increases or decreases in net earnings will result in proportionately greater increases or decreases in earnings per Share. See Section 11.

     Projected future cash flows, together with credit available under the Company's existing credit facilities, are expected to be adequate for the Company's normal operations, anticipated capital expenditures and debt service. In addition, the Company's management believes that, in light of the Company's financial position, the consummation of the Offer would not preclude the Company from pursuing certain other opportunities which may become available to it.

     See Section 12 for information regarding certain effects of the Offer on the market for the Shares.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH STOCKHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     Shares the Company acquires pursuant to the Offer will be returned to the status of authorized and unissued Shares and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules of NASDAQ/NMS or any other securities exchange on which the Shares are then listed). Such Shares could be issued without stockholder approval for such purposes as, among others, the acquisition of other businesses, the raising of additional capital for use in the Company's business, the distribution of stock dividends and the implementation of, or the satisfaction of obligations under, employee benefit plans. Except for the issuance of Shares under current employee benefit plans and the DRP Plan, the Company has no current plans for reissuance of the Shares it may acquire pursuant to the Offer or issuance of any other authorized but unissued shares.

     Except as disclosed in this Offer to Purchase, the Company has no present plans or proposals which relate to or would result in the following: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company, including, but not limited to any plan or proposal to change the number or the term of office of directors, to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer (except for the annual election of directors at the Company's annual meeting of stockholders); (e) any material change in the present dividend rate or policy or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Certificate of Incorporation or By-Laws or any other actions which may impede the acquisition of control of the Company by any person; (h) a class of the Company's equity securities ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;
(i) a class of the Company's equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

11.  CERTAIN INFORMATION ABOUT THE COMPANY.

     The Company is a financial services company which serves consumers and small businesses through innovative products and services primarily via direct, cost-effective delivery systems. The Company originates and services credit cards and mortgages and provides small-ticket equipment, leasing, auto finance, credit insurance and deposit products. Following the consummation of the Contribution, the Company will continue to operate its mortgage and business services companies.

     The Company was incorporated in 1974 as Teachers Service Organization, Inc. under the laws of the State of Delaware, and its principal executive offices are located at Welsh and McKean Roads, Spring House, Pennsylvania 19477. The Company's telephone number is (215) 444-5000.

     Certain Recent Developments. On March 17, 1997, the Company announced that it expected to report a net profit for 1997 of approximately $1.50 per share, which was well below previous expectations. For the first quarter of 1997, the Company reported a loss of $19.8 million, or $0.43 per share. On July 16, 1997, the Company announced its return to profitability and reported net income of $5.4 million, or earnings per share of $0.12, for the second quarter. On October 15, 1997, the Company announced that net income for the third quarter totaled $42.4 million, or $0.92 per share. This interruption in the Company's historical pattern of strong financial results reflected a number of factors, including continuing increases in consumer bankruptcies and charge-offs and lower receivables balances than originally anticipated in its consumer credit card business. The Company announced in March 1997 that it was pursuing a number of steps designed to return the Company to its historical level of financial performance by increasing revenues and stemming consumer credit card losses. These steps included repricing certain segments of the consumer credit card portfolio, improving the Company's collection process, tightening underwriting standards and developing new marketing programs. The Company's mortgage financing, leasing and insurance businesses have continued to perform well.

     On March 17, 1997, the Company also announced that it had retained BT Wolfensohn to explore strategic alternatives that would build upon the historic strength and success of the Company as a whole and of its business units with the aim of maximizing the Company's value. In connection with its investigation of strategic alternatives, the Company stated that it would explore a possible strategic alliance with another company, an alliance or initial public offering involving one or more of the Company's operating units, a sale of one or more of the Company's operating units or a merger or sale involving the Company as a whole. In that regard the Company provided a number of financial services companies with information regarding the Company's financial services businesses. After preliminary due diligence review, six of the companies showing interest were permitted to undertake more extensive due diligence, including meetings with management. As part of such due diligence, representatives of the Company met with representatives of each of the companies to determine whether a transaction which would be in the best interests of the Company and its stockholders was advisable. There were also discussions with a seventh company. Each of the parties interested in exploring a possible transaction with the Company was primarily motivated by its interest in acquiring the consumer credit card business.

     During such discussions representatives of Fleet advised the Company that based on their initial due diligence investigations, Fleet valued the Company's consumer credit card business at approximately $1.3 billion. On approximately July 22, 1997, the Company's Chairman, Vice Chairman and others met with Fleet's Vice Chairman, Managing Director and others to discuss a possible transaction. Thereafter, representatives of the two companies, including, in addition to the previously identified individuals, the Company's General Counsel, attorneys from the Company's outside legal counsel and a Fleet Senior Vice President, its General Counsel and attorneys from Fleet's outside legal counsel held a number of meetings to discuss a possible transaction and to negotiate the terms of the Contribution Agreement, the LLC Operating Agreement and related ancillary agreements. The Company determined to pursue a transaction with Fleet because the Company's Board of Directors determined that the transaction with Fleet represented the best overall value for the Company's stockholders. Moreover, the Company chose the contribution structure over other possible forms of transactions that had been initially proposed by Fleet and other interested parties because the structure of that transaction provided the highest after-tax value to the Company's stockholders, including allowing the Company to retain a continuing equity stake in the consumer credit card business while effecting a tax-free gain to the Company. Notwithstanding the ongoing discussions with Fleet, the Company continued discussions with two other interested parties. The discussions with one of those other parties was put on hold in early October 1997, as the potential transaction with Fleet was a superior alternative at that time. The discussions with the other remaining interested party terminated on October 28, 1997, when the Company reached agreement with Fleet as to the Contribution, which terms were superior to those being discussed with the other remaining interested party.

     On October 23, 1997, the Boards of Directors of both the Company and Fleet met independently to consider the proposed transaction. Representatives of the Company's financial advisor and legal counsel attended the Company Board meeting. At the Company Board meeting, the Company's financial advisor, BT Wolfensohn, made a presentation concerning its opinion on the fairness of the Contribution, the assumptions made, matters considered and limits of the review undertaken. In addition to the BT Wolfensohn presentation, at the Board meeting, the Vice Chairman described the then current status of the proposed transaction to the Board and the General Counsel described the material terms of the Contribution Agreement and related ancillary agreements. The Contribution was approved by all of the Company's directors present at the meeting subject to the resolution of certain significant open issues, including matters relating directly to the value of the Contribution such as the applicable adjustment to the consideration in the event that aggregate managed receivables at the time of the closing were less than or exceeded $12.1 billion. The Board authorized the Chairman and the Vice Chairman to negotiate the open issues with representatives of Fleet and to execute definitive agreements if such open issues could be resolved. At the October 23, 1997 meeting, the Company's Board of Directors also approved the Voting Agreement which was proposed to be entered into between Fleet and Dennis Alter and thereby provided that Section 203 of the Delaware General Corporation Law, pursuant to which an interested stockholder may not enter into a business combination with a company unless previously approved by the Board, would not be applicable to Fleet as a result of entering into such Voting Agreement. Three of the Company's thirteen directors were not present at the October 23, 1997 meeting, but all three indicated that they approved of the proposed transaction based on the information available to them prior to the meeting. Subsequently, each of such directors confirmed his approval of the Contribution. Fleet's Board of Directors also approved the Contribution at its meeting held on October 23, 1997, subject to resolution of certain open issues. Following the meetings of the respective Boards of Directors, the Company and Fleet negotiated resolutions to the outstanding open issues. The Contribution Agreement was executed on October 28, 1997.

     Pursuant to the Contribution Agreement, in exchange for the issuance of an aggregate 4.99% membership interest in a newly formed Rhode Island limited liability company at the closing and the assumption of liabilities by the LLC relating to the Company's consumer credit card business, the Company and certain of its subsidiaries will transfer and assign to the LLC substantially all of the assets of the Company's consumer credit card business. The Company will retain certain liabilities relating to its consumer credit card business including: (i) any liability or obligation relating to certain consumer credit card accounts generated in specific programs which comprise a very small portion of the Company's consumer credit card receivables; and (ii) any obligations of the Company incurred on or prior to the closing under the credit insurance policies and debt cancellation contracts sold by or on behalf of the Company to certain of its customers on or before the closing. The Company will also retain certain immaterial assets relating to its consumer credit card business which are not necessary for the operation of the business, including all reserves relating to the credit insurance business.

     The Contribution Agreement provides that the balance sheet value of the liabilities transferred to the LLC by the Company at the closing will exceed the balance sheet value of the assets transferred by $510 million (the "Agreed Deficit"), subject to an increase or decrease depending on the amount of managed receivables so transferred and the percentage of managed receivables so transferred with introductory interest rates. The Agreed Deficit will be decreased or increased by 4.38% of the amount by which the managed receivables transferred to the LLC by the Company are less than or exceed $12.1 billion. The Agreed Deficit will be further decreased or increased by 2.19% of the amount by which managed receivables with introductory interest rates exceed or are less than $2,192,520,000. Following the closing of the Contribution, an audit of the assets and liabilities transferred by the Company to the LLC will be performed and to the extent that the amount by which the balance sheet value of the transferred liabilities exceeds the balance sheet value of the transferred assets is not equal to the Agreed Deficit, as adjusted, the Company will pay to the LLC, or the LLC will pay to the Company, as the case may be, cash in an amount equal to the difference.

     Fleet and its subsidiaries will contribute the assets and liabilities of Fleet's consumer credit card business to the LLC in consideration of the remaining membership interests in LLC. Following the closing, Fleet will operate and control the LLC, although certain actions of the LLC will be prohibited, such as the distribution of any portion of the Company's contributed assets relating to goodwill, going concern value or work force in place, without the consent of the Company.

     On December 3, 1997, the Company announced that it expects net after tax income from continuing operations to be approximately $70 million in 1998. The Company said that it expects to earn approximately $60 million from its rapidly growing mortgage business and approximately $10 million from the business services operations. The Company also affirmed its expectation to earn approximately $1.50 per share in 1997.

     Certain holders of the Company's Medium Term Notes have questioned whether the Contribution would require their consent. At the request of such holders, the trustee under the indenture and under the indenture for the Company's Junior Subordinated Debentures and the related declaration of trust for the Capital Securities called a meeting of holders of the Company's Medium Term Notes, Value Notes, and Capital Securities for January 15, 1998, and it has informed the Company that it intends to call a meeting of the holders of the Company's Senior Investment Notes and RediReserve Certificates. While there is no assurance that such holders will not pursue legal remedies, including trying to require the Company to seek their consent or seeking a determination that the maturity of such instruments should be accelerated upon consummation of the Contribution, the Company believes that the Contribution does not require the consent of the holders of such instruments and will not seek such consent, and further believes that the holders would not be successful in the pursuit of such remedies. No action was taken at the January 15, 1998 meeting and the bondholders present at the meeting did not indicate that they had reached any conclusion as to whether the Company is correct.

SUMMARY HISTORICAL FINANCIAL INFORMATION

     Set forth below is certain summary consolidated historical financial information of the Company and its subsidiaries. The historical information (other than the ratio of earnings to fixed charges) was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Company's 1996 Annual Report"), and from the unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997 (the "Company's 1997 Third Quarter Report") and other information and data contained in the Company's 1996 Annual Report and the Company's 1997 Third Quarter Report. More comprehensive financial information is included in such reports and the financial information which follows is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below.

                         ADVANTA CORP. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA
                                  (UNAUDITED)

                                                NINE MONTHS ENDED                 YEAR ENDED
                                                  SEPTEMBER 30,                  DECEMBER 31,
                                            --------------------------    --------------------------
                                               1997           1996           1996           1995
                                            -----------    -----------    -----------    -----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS
Net operating revenues(1).................  $   652,919    $   610,127    $   850,977    $   615,914
  Net interest income.....................       92,372         56,247         78,265         72,900
  Noninterest revenues....................      560,547        587,700        806,532        543,014
Provision for credit losses...............      158,886         66,963         96,862         53,326
Operating expenses........................      456,279        379,249        523,174        350,685
  Income before income taxes and
     extraordinary items..................       37,754        197,735        264,761        211,903
  Income before extraordinary items.......       28,013        130,506        175,657        136,677
Net income................................       28,013        130,506        175,657        136,677
Ratio of earnings to fixed charges (2)....        1.15x          1.97x          1.97x          2.26x
                                             ==========     ==========     ==========     ==========
PER COMMON SHARE DATA
Income before extraordinary items.........  $      0.60    $      2.89    $      3.89    $      3.20
Net income................................         0.60           2.89           3.89           3.20
Book value................................        18.04          17.14          18.06          14.35
Average shares used to compute EPS(3).....       46,108         45,097         45,073         42,670
                                             ==========     ==========     ==========     ==========
FINANCIAL CONDITION -- PERIOD END
Total assets..............................    6,702,667      5,606,676      5,583,959      4,524,259
Deposits..................................    2,942,115      1,820,894      1,860,058      1,906,601
Long-term debt............................    1,411,987      1,385,880      1,393,095        587,877
Stockholders' equity......................      880,187        798,395        852,036        672,964
Capital securities(4).....................      100,000              0        100,000              0
Stockholders' equity, long-term debt and
  capital securities......................    2,392,174      2,184,275      2,345,131      1,260,841
                                             ==========     ==========     ==========     ==========

---------------
(1) Excludes gain on sales of credit card relationships in 1996.

(2) For purpose of computing these ratios, "earnings" represent income before income taxes plus fixed charges, and "fixed charges" consist of interest expense, one-third (the portion deemed representative of the interest factor) of rental expense on operating leases, and preferred stock dividends of subsidiary trust.

(3) Includes common stock equivalents. 1997, 1996 and 1995 amounts include equivalent shares related to convertible Class B Preferred Stock.

(4) Represents Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures of the Company.

PRO FORMA FINANCIAL INFORMATION

     The following pro forma unaudited consolidated financial information is based on historical information which has been adjusted to reflect (i) the Contribution only and (ii) the Contribution together with the assumed purchase pursuant to the Offer of up to 7,882,750 Class A Shares and 12,482,850 Class B Shares at $40 per share net and up to 1,078,930 SAILS Depositary Shares at $32.80 per share net. The pro forma consolidated income statements were prepared assuming that the transactions had occurred January 1, 1997 and January 1, 1996 for the nine months ended September 30, 1997 and the twelve months ended December 31, 1996, respectively. The pro forma consolidated balance sheets were prepared assuming that the Contribution had occurred September 30, 1997 and December 31, 1996.

     The unaudited pro forma consolidated financial statements presented below do not purport to represent what the results of operations or financial position would actually have been if the Contribution and the Offer had occurred on the dates referred to above. Also, the unaudited pro forma consolidated financial statements are not indicative of the future results of operations or financial position of the Company to be expected in future periods. A substantial portion of corporate expenses incurred in the past have been to support the operations to be contributed. Also, the Company has incurred expenditures in the past for new businesses and product development. Associated with the Contribution, the Company intends to substantially reduce corporate expenses and expenses associated with business and product development not directly associated with its mortgage and business service companies. No pro forma adjustments have been reflected associated with the Company's plans to reduce these expenses. Further the Pro Forma Adjustments do not reflect a restructuring charge or similar charges related to the planned reduction in corporate expenses or transaction expenses associated with the Contribution. The restructuring charge and transaction expenses will be incurred in the period that the transaction is consummated. The Pro Forma Adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

                         ADVANTA CORP. AND SUBSIDIARIES

               PRO FORMA UNAUDITED CONSOLIDATED INCOME STATEMENT
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                       ADVANTA CORP.     CONTRIBUTION      REPURCHASE         ADVANTA CORP.
                                      AND SUBSIDIARIES    PRO FORMA         PRO FORMA        AND SUBSIDIARIES
                                         HISTORICAL      ADJUSTMENTS       ADJUSTMENTS          PRO FORMA
                                      ----------------   -----------       -----------       ----------------
                                                      ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
  Loans and leases..................      $224,994        $(154,490)[A]     $      --            $ 70,504
  Investments.......................       107,051          (22,522)[A]       (34,649)[E]          49,880
                                          --------        ---------          --------            --------
Total interest income...............       332,045         (177,012)          (34,649)            120,384
                                          --------        ---------          --------            --------
Total interest expense..............       239,673         (138,947)[B]            --             100,726
                                          --------        ---------          --------            --------
Net interest income.................        92,372          (38,065)          (34,649)             19,658
                                          --------        ---------          --------            --------
Provision for credit losses.........       158,886         (141,231)[A]            --              17,655
                                          --------        ---------          --------            --------
Net interest income (loss) after
  provision for credit losses.......       (66,514)         103,166           (34,649)              2,003
                                          --------        ---------          --------            --------
Noninterest revenues:
  Gain on sale of credit cards......            --               --[A]             --                  --
  Other noninterest revenues........       560,547         (405,747)[A]            --             154,800
                                          --------        ---------          --------            --------
Total noninterest revenues..........       560,547         (405,747)               --             154,800
                                          --------        ---------          --------            --------
Operating expenses:
  Amortization of credit card
     deferred origination costs,
     net............................        47,916          (44,543)[A]            --               3,373
  Other operating expenses..........       408,363         (216,937)[C]        19,372[E]          210,798
                                          --------        ---------          --------            --------
Total operating expenses............       456,279         (261,480)           19,372             214,171
Income (loss) before income taxes...        37,754          (41,101)          (54,021)            (57,368)
                                          --------        ---------          --------            --------
Provision (benefit) for income
  taxes.............................         9,741          (14,385)[D]       (18,907)[D]         (23,551)
                                          --------        ---------          --------            --------
Net income (loss)...................      $ 28,013        $ (26,716)        $ (35,114)           $(33,817)
                                          ========        =========          ========            ========
Earnings per common share...........      $   0.60                                               $  (1.40)[F]
                                          ========                                               ========
Average common shares outstanding...        46,108                            (22,679)             23,429
                                          ========                           ========            ========
Ratio of earnings to fixed
  charges...........................         1.15x                                                    [G]
                                          ========                                               ========

---------------
NOTES FOR PRO FORMA UNAUDITED CONSOLIDATED INCOME STATEMENT FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 1997
[A] The pro forma consolidated income statement reflects the elimination of income and expense related to the results of operations reflected in the Unaudited Historical Combined Financial Statements of Advanta Personal Payment Services (the "Division") as if the transaction had occurred for the periods presented.

[B] The pro forma consolidated income statement reflects (1) interest expense reflected in the Unaudited Historical Combined Financial Statements of the Division, and (2) an adjustment of approximately $55.2 million to reflect approximately $1.3 billion of additional interest bearing liabilities to be transferred in the Contribution above the amount of interest bearing liabilities reflected in the Unaudited Historical Combined Financial Statements of the Division. The $1.3 billion of additional interest bearing liabilities will be transferred from Advanta National Bank (ANB), where the predominance of the credit card operations are conducted and were incurred in the ordinary course of ANB's business.

NOTES FOR PRO FORMA UNAUDITED CONSOLIDATED INCOME STATEMENT FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 1997 -- (CONTINUED)
[C] The pro forma consolidated income statement reflects the reduction in other operating expenses related to (1) the results of operations reflected in the Unaudited Historical Combined Financial Statements of the Division had the transaction occurred for the periods presented, (2) $399,000 of additional depreciation expense for fixed assets to be transferred to the LLC that were not dedicated to the Division, and (3) $3.2 million of operating expenses for an Advanta Corp. support group whose operations will be transferred to the LLC.

[D] The pro forma consolidated income statement reflects the net effects of the Pro Forma Adjustments at the statutory federal tax rate of 35% for the period presented.

[E] The pro forma consolidated income statement reflects the repurchase of Shares as if the transaction had occurred for the periods presented. The pro forma consolidated income statement reflects (1) the reduction of interest income by approximately $34.6 million to reflect the sale of $812 million of investments to repurchase the Class A Shares, the Class B Shares and the SAILS Depositary Shares and (2) the increase in compensation expense related to the tender of Common Shares underlying options granted under the Company's Stock Option Plans. The $812 million of investments sold reflects $850 million of Shares at the applicable Purchase Price per Share primarily net of the difference between $40 per Share and the option exercise price of options anticipated to be exercised in connection with the Offer.

[F] Pro forma earnings per share (1) includes a $3.8 million increase to net income for the excess of the carrying value of the SAILS Depositary Shares redeemed over the amount paid upon redemption and (2) reflects $2.9 million of preferred stock dividends.

[G] For the nine month period ended September 30, 1997, pro forma earnings were inadequate to cover pro forma fixed charges. The deficiency was approximately $57.4 million.

                         ADVANTA CORP. AND SUBSIDIARIES

                 PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997

                                       ADVANTA CORP.     CONTRIBUTION      REPURCHASE         ADVANTA CORP.
                                      AND SUBSIDIARIES    PRO FORMA         PRO FORMA        AND SUBSIDIARIES
                                         HISTORICAL      ADJUSTMENTS       ADJUSTMENTS          PRO FORMA
                                      ----------------   -----------       -----------       ----------------
                                                                 ($ IN THOUSANDS)
ASSETS
Cash................................     $  109,787      $  (106,179)[A]    $      --           $    3,608
Federal funds sold and
  interest-bearing deposits with
  banks.............................      1,406,688         (515,430)[A]           --              891,258
Investments available for sale......      1,399,007               --         (811,928)[G]          587,079
Loan and lease receivables, net:
  Available for sale................      1,040,028         (374,431)[A]           --              665,597
  Other loan and lease receivables,
     net............................      1,599,045       (1,239,534)[A]           --              359,511
                                         ----------      -----------        ---------           ----------
Total loan and lease receivables,
  net...............................      2,639,073       (1,613,965)              --            1,025,108
                                         ----------      -----------        ---------           ----------
Premises and equipment, net.........        136,636          (84,243)[B]           --               52,393
Amounts due from credit card
  securitizations...................        286,680         (286,680)[A]           --                   --
Other assets........................        724,796         (231,650)[C]           --              493,146
                                         ----------      -----------        ---------           ----------
          Total assets..............     $6,702,667      $(2,838,147)       $(811,928)          $3,052,592
                                         ==========      ===========        =========           ==========
LIABILITIES
Deposits............................     $2,942,115      $(2,184,938)[D]    $      --           $  757,177
Debt and other borrowings...........      2,517,552       (1,089,931)[D]           --            1,427,621
Other liabilities...................        262,813          (93,278)[E]       (6,780)[G]          162,755
                                         ----------      -----------        ---------           ----------
          Total liabilities.........      5,722,480       (3,368,147)          (6,780)           2,347,553
                                         ----------      -----------        ---------           ----------
Company-obligated mandatorily
  redeemable preferred securities of
  subsidiary trust holding solely
  subordinated debentures of the
  Company...........................        100,000               --               --              100,000
STOCKHOLDERS' EQUITY
Class A preferred stock.............          1,010               --               --                1,010
Class B preferred stock.............             --               --               --                   --
Class A common stock................            182               --              (78)[H]              104
Class B common stock................            264               --             (112)[H]              152
Additional paid-in capital, net.....        342,806               --         (155,467)[H]          187,339
Retained earnings, net..............        548,638          530,000[F]      (649,491)[H]          429,147
Less: Treasury stock at cost........        (12,713)              --                               (12,713)
                                         ----------      -----------        ---------           ----------
          Total stockholders'
            equity..................        880,187          530,000         (805,148)             605,039
                                         ----------      -----------        ---------           ----------
          Total liabilities and
            stockholders' equity....     $6,702,667      $(2,838,147)       $(811,928)          $3,052,592
                                         ==========      ===========        =========           ==========
Common shares outstanding at end of
  period............................         43,806                                                 23,627
Book value per common share.........          18.04                                                  23.41

NOTES TO PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1997

[A] Represents the contribution to the LLC of assets and liabilities reflected in the Unaudited Historical Combined Financial Statements of Advanta Personal Payment Services (the "Division") had the Contribution occurred at the balance sheet date.

[B] Represents (1) the contribution to the LLC of property and equipment dedicated to the Division and (2) $6.3 million of fixed assets to be transferred to the LLC that were not dedicated to the Division.

[C] Represents (1) the contribution to the LLC of other assets dedicated to the Division except for $8.7 million of Credit Insurance Business related assets that will not be transferred to the LLC and (2) the Company's membership interest in the LLC valued at $20 million.

[D] Represents the contribution to the LLC of deposits, debt and other borrowings by an amount equaling total assets of the Division plus an additional $510 million of liabilities representing a portion of the premium received by the Company, less other liabilities transferred to the LLC in accordance with the Contribution Agreement.

[E] Represents the reduction of other liabilities related to (1) the balance reflected in the Unaudited Historical Combined Financial Statements of the Division had the Contribution occurred at the balance sheet date and (2) $40 million of accrued interest payable on the deposits, debt and other borrowings discussed in [D] above, net of (3) $11.8 million of Credit Insurance Business related liabilities that will not be transferred to the LLC.

[F] Represents the increase in retained earnings resulting from the gain of $530 million on the transaction, consisting of liabilities in excess of assets transferred of $510 million and the Company's membership interest in the LLC valued at $20 million.

[G] Represents the sale of $812 million of investments to repurchase the Common Shares and the SAILS Depositary Shares, and the tax benefit related to the tender of Common Shares underlying options granted under the Company's Stock Option Plans. The $812 million of investments sold reflects $850 million of Shares at the applicable Purchase Price per Share primarily net of the difference between $40 per Share and the option exercise price of options anticipated to be exercised in connection with the Offer.

[H] Represents (1) the repurchase of approximately 7.8 million Class A Shares and approximately 11.2 million Class B Shares at $40 per Share; (2) the repurchase of approximately 1.1 million SAILS Depositary Shares at $32.80 per Share and (3) the tender of approximately 1.2 million Common Shares underlying options at a cost to the Company of the amount by which $40 per Share exceeds the option exercise price.

                         ADVANTA CORP. AND SUBSIDIARIES

               PRO FORMA UNAUDITED CONSOLIDATED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1996

                                      ADVANTA CORP.       CONTRIBUTION      REPURCHASE        ADVANTA CORP.
                                     AND SUBSIDIARIES      PRO FORMA         PRO FORMA       AND SUBSIDIARIES
                                        HISTORICAL        ADJUSTMENTS       ADJUSTMENTS         PRO FORMA
                                     ----------------     -----------       -----------      ----------------
                                                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
  Loans and leases.................      $267,823          $(220,745)[A]     $      --           $ 47,078
  Investments......................        80,142            (14,657)[A]       (46,557)[E]         18,928
                                         --------          ---------          --------           --------
Total interest income..............       347,965           (235,402)          (46,557)            66,006

Total interest expense.............       269,700           (230,642)[B]            --             39,058
                                         --------          ---------          --------           --------
Net interest income................        78,265             (4,760)          (46,557)            26,948
                                         --------          ---------          --------           --------
Provision for credit losses........        96,862           (104,128)[A]            --             (7,266)
                                         --------          ---------          --------           --------
Net interest income (loss) after
  provision for credit losses......       (18,597)            99,368           (46,557)            34,214
                                         --------          ---------          --------           --------

Noninterest revenues:
  Gain on sale of credit cards.....        33,820            (33,820)[A]            --                 --
  Other noninterest revenues.......       772,712           (605,000)[A]            --            167,712
                                         --------          ---------          --------           --------
Total noninterest revenues.........       806,532           (638,820)               --            167,712
                                         --------          ---------          --------           --------
Operating expenses:
  Amortization of credit card
     deferred origination costs,
     net...........................        88,517            (86,088)[A]            --              2,429
  Other operating expenses.........       434,657           (246,467)[C]        27,703[E]         215,893
                                         --------          ---------          --------           --------
Total operating expenses...........       523,174           (332,555)           27,703            218,322

Income before income taxes.........       264,761           (206,897)          (74,260)           (16,396)
                                         --------          ---------          --------           --------

Provision for income taxes.........        89,104            (72,414)[D]       (25,991)[D]         (9,301)
                                         --------          ---------          --------           --------
Net income.........................      $175,657          $(134,483)        $ (48,269)          $ (7,095)
                                         ========          =========          ========           ========
Earnings per common share..........      $   3.89                                                $  (0.30)[F]
                                         ========                                                ========
Average common shares
  outstanding......................        45,073                              (21,637)            23,436
                                         ========                             ========           ========
Ratio of earnings to fixed
  charges..........................         1.97x                                                        [G]
                                         ========                                                ========

---------------
NOTES TO PRO FORMA UNAUDITED CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1996.

[A] The pro forma consolidated income statement reflects the elimination of income and expense related to the results of operations reflected in the Unaudited Historical Combined Financial Statements of Advanta Personal Payment Services (the "Division") as if the transaction had occurred for the periods presented.

[B] The pro forma consolidated income statement reflects (1) interest expense reflected in the Unaudited Historical Combined Financial Statements of the Division, and (2) an adjustment of approximately $67.4 million to reflect approximately $1.3 billion of additional interest bearing liabilities to be transferred in the Contribution above the amount of interest bearing liabilities reflected in the Unaudited Historical Combined Financial Statements of the Division. The $1.3 billion of additional interest bearing liabilities will be transferred from Advanta National Bank (ANB), where the

NOTES TO PRO FORMA UNAUDITED CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1996. -- (CONTINUED)
     predominance of the credit card operations are conducted and were incurred in the ordinary course of ANB's business.

[C] The pro forma consolidated income statement reflects the reduction in other operating expenses related to (1) the results of operations reflected in the Unaudited Historical Combined Financial Statements of the Division had the transaction occurred for the periods presented, (2) $302,000 of additional depreciation expense for fixed assets to be transferred to the LLC that were not dedicated to the Division, and (3) $3.9 million of operating expenses for an Advanta Corp. support group whose operations will be transferred to the LLC.

[D] The pro forma consolidated income statement reflects the net effects of the Pro Forma Adjustments at the statutory federal tax rate of 35% for the period presented.

[E] The pro forma consolidated income statement reflects the repurchase of Shares as if the transaction had occurred for the periods presented. The pro forma consolidated income statement reflects (1) the reduction of interest income by approximately $46.6 million to reflect the sale of $813 million of federal funds sold, interest bearing deposits and investments to repurchase the Class A Shares, the Class B Shares and the SAILS Depositary Shares and (2) the increase in compensation expense related to the tender of Common Shares underlying options granted under the Company's Stock Option Plans. The $813 million of federal funds sold, interest bearing deposits and investments sold reflects $850 million of Shares at the applicable Purchase Price per Share primarily net of the difference between $40 per Share and the option exercise price of options anticipated to be exercised in connection with the Offer.

[F] Pro forma earnings per share (1) includes a $3.9 million increase to net income for the excess of the carrying value of the SAILS Depositary Shares redeemed over the amount paid upon redemption and (2) reflects $3.8 million of preferred stock dividends.

[G] For the year ended December 31, 1996, pro forma earnings were inadequate to cover pro forma fixed charges. The deficiency was approximately $16.4 million.

                         ADVANTA CORP. AND SUBSIDIARIES

                 PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1996

                                      ADVANTA CORP.      CONTRIBUTION      REPURCHASE        ADVANTA CORP.
                                     AND SUBSIDIARIES     PRO FORMA         PRO FORMA       AND SUBSIDIARIES
                                        HISTORICAL       ADJUSTMENTS       ADJUSTMENTS         PRO FORMA
                                     ----------------    -----------       -----------      ----------------
                                                                ($ IN THOUSANDS)
ASSETS
Cash...............................     $  165,875       $  (161,982)[B]    $      --         $      3,893
Federal funds sold and
  interest-bearing deposits with
  banks............................        885,709          (338,923)[B]     (338,317)             208,469
Investments available for sale.....        785,600           (17,925)        (474,990)[H]          292,685
Loan and lease receivables, net:
  Available for sale...............      1,476,146        (1,062,930)[A]           --              413,216
  Other loan and lease receivables,
     net...........................      1,136,857          (941,157)[A]           --              195,700
                                        ----------       -----------         --------           ----------
Total loan and lease receivables,
  net..............................      2,613,003        (2,004,087)              --              608,916
                                        ----------       -----------         --------           ----------
Premises and equipment, net........        108,130           (73,022)[C]           --               35,108
Amounts due from credit card
  securitizations..................        399,359          (399,359)[A]           --                   --
Other assets.......................        626,283          (167,457)[D]           --              458,826
                                        ----------       -----------         --------           ----------
          Total assets.............     $5,583,959       $(3,162,755)       $(813,307)        $  1,607,897
                                        ==========       ===========         ========           ==========
LIABILITIES
Deposits...........................     $1,860,058       $(1,809,337)[E]    $      --         $     50,721
Debt and other borrowings..........      2,462,084        (1,804,598)[E]           --              657,486
Other liabilities..................        309,781           (78,820)[F]       (9,696)[H]          221,265
                                        ----------       -----------         --------           ----------
          Total liabilities........      4,631,923        (3,692,755)          (9,696)             929,472
                                        ----------       -----------         --------           ----------
Company-obligated mandatorily
  redeemable preferred securities
  of subsidiary trust holding
  solely subordinated debentures of
  the Company......................        100,000                --               --              100,000
STOCKHOLDERS' EQUITY
Class A preferred stock............          1,010                --               --                1,010
Class B preferred stock............             --                --               --                   --
Class A common stock...............            179                --              (77)[I]              102
Class B common stock...............            256                --             (110)[I]              146
Additional paid-in capital, net....        309,250                --         (147,288)[I]          161,962
Retained earnings, net.............        541,383           530,000[G]      (656,136)[I]          415,247
Less: Treasury stock at cost.......            (42)               --                                   (42)
                                        ----------       -----------         --------           ----------
          Total stockholders'
            equity.................        852,036           530,000         (803,611)             578,425
                                        ----------       -----------         --------           ----------
          Total liabilities and
            stockholders' equity...     $5,583,959       $(3,162,755)       $(813,307)        $  1,607,897
                                        ==========       ===========         ========           ==========
Common shares outstanding at end of
  period...........................         42,198                                                  22,027
Book value per common share........          18.06                                                   23.92

---------------
NOTES TO PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1996

[A] Represents the contribution to the LLC of assets and liabilities reflected in the Unaudited Historical Combined Financial Statements of Advanta Personal Payment Services (the "Division") had the Contribution occurred at the balance sheet date.

NOTES TO PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1996 -- (CONTINUED)
[B] Represents (1) the contribution to the LLC of cash, federal funds sold and interest bearing deposits dedicated to the Division and (2) a $5 million redemption of federal funds sold that were not dedicated to the Division.

[C] Represents (1) the contribution to the LLC of property and equipment dedicated to the Division and (2) $8 million of fixed assets to be transferred to the LLC that were not dedicated to the Division.

[D] Represents (1) the contribution to the LLC of other assets dedicated to the Division except for $10.2 million of Credit Insurance Business related assets that will not be transferred to the LLC and (2) the Company's membership interest in the LLC valued at $20 million.

[E] Represents the contribution to the LLC of deposits, debt and other borrowings by an amount equaling total assets of the Division plus an additional $510 million of liabilities representing a portion of the premium received by the Company, less other liabilities transferred to the LLC in accordance with the Contribution Agreement.

[F] Represents the reduction of other liabilities related to (1) the balance reflected in the Unaudited Historical Combined Financial Statements of the Division had the Contribution occurred at the balance sheet date and (2) $34.7 million of accrued interest payable on the deposits, debt and other borrowings discussed in [E] above, net of (3) $11.1 million of Credit Insurance Business related liabilities that will not be transferred to the LLC.

[G] Represents the increase in retained earnings resulting from the gain of $530 million on the transaction, consisting of liabilities in excess of assets transferred of $510 million and the Company's membership interest in the LLC valued at $20 million.

[H] Represents the sale of $813 million of federal funds sold, interest bearing deposits and investments to repurchase the Common Shares and the SAILS Depositary Shares, and the tax benefit related to the tender of Common Shares underlying options granted under the Company's Stock Option Plans. The $813 million of federal funds sold, interest bearing deposits and investments sold reflects $850 million of Shares at the applicable Purchase Price per Share primarily net of the difference between $40 per Share and the option exercise price of options anticipated to be exercised in connection with the Offer.

[I] Represents (1) the repurchase of approximately 7.7 million Class A Shares and approximately 11.0 million Class B Shares at $40 per Share; (2) the repurchase of approximately 1.1 million SAILS Depositary Shares at $32.80 per Share and (3) the tender of approximately 1.4 million Common Shares underlying options at a cost to the Company of the amount by which $40 per Share exceeds the option exercise price.

     Additional Information About the Company. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, its Current Reports on Form 8-K dated March 17, 1997, April 16, 1997, July 14, 1997, July 16, 1997, July 28, 1997, August 7, 1997, September 26, 1997,
October 15, 1997, October 28, 1997 and December 3, 1997, its Proxy Statement with respect to the Special Meeting of Stockholders to consider and vote upon the Contribution and its Proxy Statement with respect to its 1997 annual meeting have been filed with the Commission. Copies of such documents may be obtained from Advanta Corp., Welsh and McKean Roads, Spring House, Pennsylvania 19477,
Attention: Corporate Secretary, telephone (215) 444-5000. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system periodic reports, proxy statements and other information relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements and reports certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal owners of the Company's securities and any material interest of such persons in transactions with the Company. The Company has also filed with the Commission through its EDGAR system an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") which includes certain additional information relating to the Offer.

     Such material may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and (with the exception of the Schedule 13E-4, which may not be available at the Commission's regional offices) also should be available for inspection and copying at the following regional offices of the Commission:
Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, such material (including the Schedule 13E-4) is publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. Reports, proxy materials and other information about the Company should also be available at the offices of the NASDAQ/NMS, National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006. Copies may also be obtained by mail for prescribed rates from the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders. Nonetheless, the Company anticipates that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the NASDAQ/NMS, the Company does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to be delisted from the NASDAQ/NMS.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

13.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions, including the satisfaction of the Contribution Condition. See Section 6. The consummation of the Contribution is in turn subject to the satisfaction of certain conditions, including certain regulatory approvals. The Company's investment in the LLC will require approval from the Office of the Comptroller of the Currency ("OCC"). Fleet's investment in the LLC requires the filing of a Bank Merger Act application with the OCC for approval to acquire liabilities, including insured deposits, from the Company and Advanta National Bank through the LLC. In addition, (a) Fleet filed a notice with the OCC that Fleet's investment in the LLC is a permissible investment for Fleet without the OCC's prior approval and (b) a notice was provided to the Federal Deposit Insurance Corporation in connection with the transfer of Advanta National Bank's insured deposits to Fleet National Bank.

     The Contribution is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. Each of Fleet and the Company filed a Notification and Report Form with respect to the Contribution under the HSR Act on December 19, 1997. Early termination of the waiting period under the HSR Act was granted by the FTC on January 12, 1998.

     Except as set forth in this Offer to Purchase, the Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business.

14.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following summary is a general discussion of certain of the U.S. Federal income tax consequences relating to the sale of Shares pursuant to the Offer.

     This summary does not purport to cover all aspects of Federal income taxation that may be relevant to stockholders. In addition, certain stockholders (including insurance companies, tax-exempt organizations, financial institutions, foreign persons, broker dealers, holders of options and stockholders who have acquired their Shares upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and decisions now in effect, all of which are subject to change (and any such changes may be retroactive so as to apply to transactions before the date such changes are made).

     No rulings as to any of the matters discussed in this summary have been requested or received from the Internal Revenue Service (the "Service"). The consequences to any particular stockholder may differ depending on that stockholder's own circumstances and tax position. Furthermore, this summary does not discuss any aspects of state, local, foreign or other tax laws.

     EACH STOCKHOLDER IS URGED TO CONSULT AND RELY ON SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH STOCKHOLDER TENDERING SHARES PURSUANT TO THE OFFER.

     In General. A stockholder's sale of Shares for cash pursuant to the Offer will be a taxable transaction for Federal income tax purposes. The tax consequences of the sale will be determined in part under the stock redemption rules of Section 302 of the Code. The amount and characterization of income recognized by a stockholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an "exchange" or as a "dividend" for Federal income tax purposes. For purposes of this discussion, stockholders are assumed to hold their Shares as capital assets within the meaning of Section 1221 of the Code.

     Treatment as a Sale or Exchange. Under Section 302 of the Code, a sale of Shares to the Company pursuant to the Offer will, as a general rule, be treated as an "exchange" of the Shares (rather than as a distribution by the Company with respect to the Shares held by the tendering stockholder) for Federal income tax purposes if the receipt of cash upon the sale: (a) is "substantially disproportionate" with respect to the stockholder;
(b) is in "complete redemption" of the stockholder's interest in the Company; or
(c) is "not essentially equivalent to a dividend" with respect to the stockholder. These tests (the "Section 302 tests") are explained more fully below. Notwithstanding the foregoing, if the Company were determined to be a "collapsible corporation," a stockholder's gain would be taxable as ordinary income, rather than capital gain. Because of its long operating history, the nature of its assets and other factors, the Company believes it is not a "collapsible corporation."

     If any of the Section 302 tests are satisfied so that the sale of the Shares is treated as an "exchange" rather than a dividend distribution for Federal income tax purposes, a tendering stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's tax basis in the Shares sold pursuant to the Offer. Therefore, if any of the Section 302 tests would be satisfied, a tendering stockholder may wish to take into account the various tax bases and holding periods of such stockholder's Shares, if such characteristics are not uniform, in determining which Shares to tender so as to minimize the amount of the stockholder's taxable gain or to maximize the portion of the gain or loss which would be long-term capital gain or loss. It should also be noted that pursuant to the Letters of Transmittal, if Shares are to be purchased by the Company on a pro rata basis, a stockholder may designate the order in which the stockholder's certificated Shares and/or Shares held in the Company's Employee Savings Plan or the DRP Plan are to be purchased.

     Constructive Ownership of Stock. In determining whether any of the Section 302 tests are satisfied, it is important to understand that a stockholder must take into account not only Shares actually owned by the stockholder, but also Shares that are considered as being owned by the stockholder ("constructive ownership") pursuant to Section 318 of the Code. Under Section 318, a stockholder is deemed to own Shares actually owned, and in some cases Shares constructively owned, by certain related individuals and entities in which the stockholder has an interest, or, in the case of stockholders that are entities, by certain individuals or entities that have an interest in the stockholder, as well as any Shares the stockholder has a right to acquire by exercise of an option or by the conversion or exchange of a security.

     The Section 302 Tests. One of the following tests must be satisfied in order for the sale of Shares pursuant to the Offer to be treated as an "exchange" for Federal income tax purposes, rather than as a dividend distribution:

          a. Substantially Disproportionate Test. The receipt of cash by a stockholder will be "substantially disproportionate" with respect to the stockholder if the percentage of the outstanding voting stock of the Company, and of all the outstanding common stock of the Company, whether voting or non-voting, (determined on a fair market value basis), actually and constructively owned by the stockholder immediately following the exchange of Shares pursuant to the Offer (treating Shares acquired by the Company pursuant to the Offer as not outstanding), is less than 80% of the percentage of the outstanding voting stock and common stock of the Company actually and constructively owned by the stockholder immediately before the exchange (treating Shares acquired by the Company pursuant to the Offer as outstanding). Each of these 80% tests must be met in order for the redemption to be treated as substantially disproportionate. The substantially disproportionate test does not apply in the case of stockholders who own no voting stock, either directly or constructively, prior to the redemption. Thus, it would not apply to stockholders who own, either directly or indirectly, SAILS Depositary Shares or Class B Shares, only.

          b. Complete Redemption Test. The receipt of cash by a stockholder will be in "complete redemption" of the stockholder's interest if either
     (i) all of the stock of the Company that is actually and constructively owned by the stockholder is sold pursuant to the Offer or (ii) all of the stock of the Company actually owned by the stockholder is sold pursuant to the Offer, the stockholder is eligible to waive, and effectively waives, the attribution of stock of the Company constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code, the stockholder does not have any other interest (including an interest as an officer or employee) in the

     Company (other than as a creditor), and does not acquire such interest within 10 years from the date of distribution, other than stock acquired by bequest or inheritance. The waiver of constructive ownership as described above is permitted only in the case of constructive ownership of Shares held by family members.

          c. Not Essentially Equivalent to a Dividend Test. If the receipt of cash by a stockholder fails to constitute an "exchange" under the "substantially disproportionate" test or the "complete redemption" test, the receipt of cash may constitute an "exchange" under the "not essentially equivalent to a dividend" test. The receipt of cash by a stockholder will be "not essentially equivalent to a dividend" if the stockholder's exchange of Shares pursuant to the Offer results in a "meaningful reduction" of the stockholder's proportionate interest in the Company. Whether the receipt of cash by a stockholder will result in a meaningful reduction of the stockholder's proportionate interest will depend on the stockholder's particular facts and circumstances. In the case of a small minority stockholder (who exercises no control over corporate affairs) the Service has held that even a small reduction may satisfy this test where, as expected in the case of the Offer because it is likely that not every stockholder will tender Shares, payments will not be pro rata with respect to all outstanding Shares.

     It may be possible for a tendering stockholder to satisfy one of the above three tests by contemporaneously in accordance with a plan, selling or otherwise disposing of all or some of the Shares that are actually owned (or by causing another person to sell or otherwise dispose of all or some of the Shares that are constructively owned) by such stockholder but are not purchased pursuant to the Offer. Correspondingly, a tendering stockholder may not be able to satisfy one of the above three tests because of contemporaneous acquisitions of Shares by such stockholder or by some person or entity whose Shares would be treated as constructively owned by such stockholder.

     In the event that the Offer is oversubscribed, the Company's purchase of Shares pursuant to the Offer will be prorated. See Section 1. Thus, in such case even if all the Shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, not all of the Shares will be purchased by the Company, which in turn may affect the stockholder's ability to satisfy one or more of the Section 302 tests.

     The Section 302 tests are highly complex and as to certain issues there is an absence of authority or a split in the authorities. Therefore, in applying these tests, and the various rules relating to them, stockholders should consult with and rely upon their own tax advisors.

     Treatment as a Capital Transaction. If one of the Section 302 tests applies so that the purchase by the Company is treated as an "exchange" taxable as a capital gain (or loss), any such gain will be taxed at capital gains tax rates. Generally, in the case of non-corporate stockholders, if the Shares sold to the Company were "held" for more than 18 months, any capital gain will be taxed at a maximum rate of 20%, and if such Shares were held for more than one year but not for more than 18 months, at a maximum rate of 28%. If the Shares sold to the Company have not been "held" for more than one year, the gain will be taxed at ordinary income tax rates (see discussion below). Capital gains of corporations are taxable at the maximum rate applicable to corporations, but not at a rate greater than 35%.

     Treatment as a Dividend. If none of the Section 302 tests is satisfied and if as anticipated (although there can be no assurances) the Company has sufficient "earnings and profits" (as that term is used in Section 316(a) of the Code), a tendering stockholder will be treated as having received a dividend includable in gross income in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer. This amount will not be reduced by the stockholder's tax basis in the Shares exchanged pursuant to the Offer, and (except as described below for corporate stockholders eligible for the dividends-received deduction) the stockholder's tax basis in those Shares will be added to the stockholder's tax basis in his or her remaining Shares. Dividend income is generally taxable to non-corporate taxpayers at a maximum Federal income tax rate of 39.6% (although income at certain levels may be subject to a higher effective rate owing to the phase-out of personal exemptions and certain itemized deductions) and to corporations at a maximum Federal income tax rate of 35% (although income at certain levels may be subject to a higher effective rate owing to phase-out of the 15% and 25% brackets). As discussed below, a corporate stockholder that is treated as receiving a dividend may be allowed a dividends-received deduction and may be subject to the rules for "extraordinary dividends." Any cash received for Shares pursuant to the Offer as a dividend distribution but which is in excess of the Company's "earnings and profits" will be treated, first, as a non-taxable return of capital to the extent of the stockholder's basis for such stockholder's Shares, and, thereafter, as a capital gain to the extent it exceeds such tax basis.

     Corporate Stockholder Dividend Treatment. Upon receipt of a dividend from the Company, a corporate stockholder who owns less than 20% of the stock of the Company (based on both vote and value) generally is eligible for a dividends-received deduction equal to 70% of the amount of the distribution, subject to applicable limitations, including those relating to "debt-financed portfolio stock" under Section 246A of the Code and to the holding period requirements of Section 246 of the Code.

     In addition, any amount received by a corporate stockholder that is treated as a dividend will likely constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Code. Generally, that section requires a corporate stockholder to reduce the tax basis of its shares in a corporation by the portion of the dividend eligible for the dividends-received deduction and, if such portion (the "non-taxed portion") exceeds the stockholder's adjusted tax basis for the Shares, to treat any such excess as gain from the sale of the Shares. In addition, if the distribution in redemption is treated as a dividend because of the application of the rules providing for constructive ownership of Shares subject to an option, gain will be recognized to the extent the non-taxed portion of any such "dividend" exceeds the adjusted income tax basis in the Shares redeemed. The term "extraordinary dividend" includes any dividend if the amount thereof exceeds the greater of 10% of the adjusted tax basis of the stockholder's shares or 10% of the fair market value of the shares (5% in the case of preferred stock). For the purpose of determining the amount of dividends received, dividends received that have ex-dividend dates within the same period of 85 consecutive days of a dividend are aggregated. Further, if a taxpayer receives an aggregate amount of dividends in excess of 20% of the adjusted basis of the taxpayer's stock, such dividends having ex-dividend dates within the same period of 365 consecutive days, then such dividends also constitute "extraordinary dividends" and the taxpayer must reduce its basis under Section 1059 of the Code. Section 1059 applies only to stock that has not been held for more than two years before the dividend announcement date unless, among other things, the redemption is not pro rata to all stockholders or the rules relating to dividend treatment in a redemption resulting from the constructive ownership of stock subject to an option apply. The Company expects that the Offer will likely not result in a pro rata distribution to all stockholders it is likely that not every stockholder will tender Shares. Additionally, if a corporate stockholder is required under Section 1059 to reduce its stock basis, then the non-taxed portion of all dividend distributions within an 85 day or 365 day period referred to above, including regular dividend distributions by the Company, reduce the corporate stockholder's basis in the stock of the Company.

     Backup Withholding. See Section 3 concerning the potential application of Federal backup withholding.

     Foreign Stockholders. The Company will assume that the exchange is a dividend as to foreign stockholders and will therefore withhold Federal income tax at a rate equal to 30% of the gross proceeds paid to a foreign stockholder or such stockholder's agent pursuant to the Offer, unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is not (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof, or (c) an estate or trust the income of which is subject to United States Federal income taxation regardless of the source of such income.

     Generally, the determination of whether a reduced rate of withholding is applicable is made by reference to a foreign stockholder's address or to a properly completed Form 1001 furnished by the stockholder, and the determination of whether an exemption from withholding is available on the grounds that gross proceeds paid to a foreign stockholder are effectively connected with a United States trade or business is made on the basis of a properly completed Form 4224 furnished by the stockholder. The Depositary will determine a foreign stockholder's eligibility for a reduced rate of, or exemption from, withholding by reference to the stockholder's address and any Forms 1001 or 4224 submitted to the Depositary by a foreign stockholder unless facts and circumstances indicate that such reliance is not warranted or unless applicable law requires some other method for determining whether a reduced rate of withholding is applicable. These forms can be obtained from the Depositary. See the Instructions to the Letters of Transmittal.

     A foreign stockholder with respect to whom tax has been withheld may be eligible to obtain a refund of all or a portion of the withheld tax if the stockholder satisfies one of the Section 302 tests for capital gain treatment or is otherwise able to establish that no tax or a reduced amount of tax was due. Foreign stockholders are urged to consult their own tax advisors regarding the application of Federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER.

15.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.

     The Company expressly reserves the right, at any time or from time to time, in its sole discretion and regardless of whether any of the conditions specified in Section 6 shall have been satisfied, to (i) extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary or (ii) amend the Offer in any respect by making a public announcement of such amendment. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 4. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in
Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rules 13e-4(f)(2) and 13e-4(f)(5) promulgated under the Exchange Act. Rule 13e-4(f)(2) requires that the Company permit Shares tendered pursuant to the Offer to be withdrawn: (i) at any time during the period that the Offer remains open; and (ii) if not yet accepted for payment, after the expiration of forty business days from the commencement of the Offer. Rule 13e-4(f)(5) requires that the Company must either pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the number of Shares the Company may purchase or the range of prices it may pay pursuant to the Offer. Amendments to the Offer may be made at any time or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in dealer's soliciting fee or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the consideration offered for Shares pursuant to the Offer or the amount of the dealer's soliciting fee or the Company increases the number of Shares of any class being sought and any such increase in the number of Shares being sought exceeds 2% of the outstanding Shares of such class, or the Company decreases the number of Shares of any class being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

16.  FEES AND EXPENSES.

     The Company has retained BT Wolfensohn to act as financial advisor to the Company in connection with the Contribution and its affiliate BT Alex. Brown Incorporated ("BT Alex. Brown") as Dealer Manager in connection with the Offer. The Company has retained BT Wolfensohn pursuant to a letter agreement dated March 14, 1997 (the "Engagement Letter"). As compensation for BT Wolfensohn's and BT Alex. Brown's services in connection with the Contribution and the Offer, the Company has paid BT Wolfensohn $1,500,000 and agreed to pay an additional $6,950,000 upon consummation of the Contribution. Regardless of whether the Contribution is consummated, the Company has agreed to reimburse BT Wolfensohn and BT Alex. Brown for all reasonable fees and disbursements of BT Wolfensohn's and BT Alex. Brown's counsel and all of BT Wolfensohn's and BT Alex. Brown's reasonable travel and other out-of-pocket expenses incurred in connection with the Contribution or otherwise arising out of the retention of BT Wolfensohn under the Engagement Letter or the retention of BT Alex. Brown as Dealer Manager. The Company has also agreed to indemnify BT Wolfensohn, BT Alex. Brown and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws, arising out of such retention or the Contribution.

     The Company has retained D.F. King & Co., Inc. as Information Agent, First City Trust Company as Depositary and PNC Bank, N.A. as Escrow Agent in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Depositary, the Information Agent and the Escrow Agent will receive reasonable and customary compensation for their services. The Company will also reimburse the Depositary and the Information Agent for out-of-pocket expenses, including reasonable fees and expenses of counsel, and has agreed to indemnify the Depositary, the Information Agent and the Escrow Agent against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Neither the Information Agent, the Depositary nor the Escrow Agent has been retained to make solicitations or recommendations in connection with the Offer.

     The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any Shares pursuant to the Offer. The Company will, however, on request through the Information Agent, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 6 of the Letters of Transmittal.

17.  MISCELLANEOUS.

     The Offer is not being made to, nor will the Company accept tenders from, holders of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. However, the Company reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Company makes a good faith effort to comply with any state law deemed applicable to the Offer, if it cannot do so, the Company believes that the exclusion of holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction the securities or Blue Sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                          ADVANTA CORP.

January 20, 1998

     Manually signed facsimile copies of the Letters of Transmittal will be accepted. The Letters of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                            FIRST CITY TRUST COMPANY

                   BY MAIL:                           BY HAND OR OVERNIGHT COURIER:
           First City Trust Company                      First City Trust Company
                 P.O. Box 170                              505 Thornall Street
        Iselin, New Jersey 08830-0170                           Suite 303
                                                         Edison, New Jersey 08837

                     FACSIMILE TRANSMISSION: (732) 906-9269
                   CONFIRMATION OF FACSIMILE: (732) 906-9227

     Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letters of Transmittal and all other materials related to the Offer to Purchase may be obtained from the Information Agent, and will be furnished promptly at the Company's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                               New York, New York
                                 (800) 431-9633

                      The Dealer Manager for the Offer is:

                          BT ALEX. BROWN INCORPORATED

                                 1 South Street
                           Baltimore, Maryland 21202
                                 (800) 638-2596